Exhibit 10.4

Execution Version

$300,000,000

CREDIT AGREEMENT

Dated as of February 28, 2012

among

QUINTILES TRANSNATIONAL HOLDINGS INC.

as the Borrower

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

THE OTHER LENDERS PARTY HERETO

J.P. MORGAN SECURITIES LLC

as Lead Arranger

J.P. MORGAN SECURITIES LLC

BARCLAYS CAPITAL

MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Bookrunners

and

BARCLAYS CAPITAL

MORGAN STANLEY SENIOR FUNDING, INC.

as Syndication Agents

-i-

-ii-

-iii-

-iv-

SCHEDULES

Schedule 1.01A	Competitors
Schedule 1.01B	[Reserved]
Schedule 1.01C	Term Commitments
Schedule 5.06	Litigation
Schedule 5.08	Environmental Matters
Schedule 5.11	Subsidiaries
Schedule 6.15	Unrestricted Subsidiaries
Schedule 7.01(b)	Existing Liens
Schedule 7.02(f)	Existing Investments
Schedule 7.02(u)	Specified Investments
Schedule 7.03(b)	Existing Indebtedness
Schedule 7.08	Affiliate Transactions
Schedule 7.09	Burdensome Agreements
Schedule 10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A-1	Form of Committed Loan Notice
A-2	Form of Prepayment Notice
B	Form of Term Note
C	[Reserved]
D	Form of Assignment and Assumption
E	[Reserved]
F	Form of Pledge Agreement
G	Form of Administrative Questionnaire
H	Form of Specified Discount Prepayment Notice
I	Form of Specified Discount Prepayment Response
J	Form of Discount Range Prepayment Notice
K	Form of Discount Range Prepayment Offer
L	Form of Solicited Discounted Prepayment Notice
M	Form of Solicited Discounted Prepayment Offer
N	Form of Acceptance and Prepayment Notice
O	Form of Affiliated Lender Assignment and Assumption
P-1	US Tax Certificate (for Non-US Lenders That Are Not Partnerships for US Federal Income Tax Purposes)
P-2	US Tax Certificate (for Non-US Lenders That Are Partnerships for US Federal Income Tax Purposes)
P-3	US Tax Certificate (for Non-US Participants That Are Not Partnerships for US Federal Income Tax Purposes)
P-4	US Tax Certificate (for Non-US Participants That Are Partnerships for US Federal Income Tax Purposes)
Q	Form of Solvency Certificate

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of February 28, 2012, among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, each a “Lender”), and JPMorgan Chase Bank, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders make Term Loans to the Borrower in an aggregate principal amount of $300,000,000.

The proceeds of the Term Loans will be used by the Borrower, together with cash on hand, to pay a distribution on or related to the Borrower’s Equity Interests of up to $335,000,000 (the “Closing Date Distribution”) and pay the Transaction Expenses.

The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 10.07(l)(iv)(B).

“Acceptable Prepayment Amount” has the meaning specified in Section 10.07(l)(iv)(C).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Company Party accepting Solicited Discounted Prepayment Offers to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 10.07(l)(iv) substantially in the form of Exhibit N.

“Acceptance Date” has the meaning specified in Section 10.07(l)(iv)(B).

“Accepting Lender” has the meaning specified in Section 2.05(b)(vii).

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent under any of the Loan Documents, or any permitted successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit G.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” means a Lender that is (a) a Sponsor or Affiliate of a Sponsor or (b) an Affiliate of the Borrower (excluding, in each case (i) any Investment Fund, (ii) any Affiliate of any Sponsor that would not constitute a Sponsor pursuant to the definition thereof and (iii) the Borrower, its parent company or any of their respective Subsidiaries).

“Affiliated Lender Assignment and Assumption” has the meaning specified in Section 10.07(k)(i)(A).

“Agent-Related Person” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, each Co-Documentation Agent, and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Amount” means the sum of (x) the amount of unrestricted cash and Cash Equivalents on hand of the Borrower in excess of $2.0 million and (y) the maximum amount of restricted payments that Opco can make pursuant to Section 7.06(f) of the Opco Credit Agreement, in each case, as determined by the Borrower in good faith as of the Determination Date.

“Applicable Discount” has the meaning specified in Section 10.07(l)(iii)(B).

“Applicable Rate” means a percentage equal to 7.50% per annum.

“Approved Domestic Bank” has the meaning specified in clause (b) of the definition of “Cash Equivalents.”

“Approved Foreign Bank” has the meaning specified in clause (f) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, and Morgan Stanley Senior Funding, Inc., each in its capacity as an arranger and/or joint bookrunner for the Facilities.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or in another form reasonably acceptable to the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower reasonably acceptable to the Administrative Agent (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 10.07(l); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Bankruptcy Proceedings” has the meaning specified in Section 10.07(k)(iv).

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by a Company Party to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 10.07(l)(ii).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by a Company Party of offers for, and the corresponding acceptance by a Company Party to make, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 10.07(l)(iii).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by a Company Party of offers for, and the subsequent acceptance, if any, by the Company Party to make, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 10.07(l)(iv).

“Borrowing” means the borrowing of Term Loans on the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in when used in relation to the Borrower, the state where the Administrative Agent’s Office is located.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases on a balance sheet of the lessee.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens permitted pursuant to any Loan Document):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States, any state, commonwealth or territory of the United States or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender hereunder or is a lender under the Opco Credit Agreement or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and is a member of the Federal Reserve System and (ii) has combined capital and surplus of at least $250,000,000 (any such bank being an “Approved Domestic Bank”), in each case with maturities of not more than one year from the date of acquisition thereof;

(c) commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by a domestic corporation rated “A-1” (or the equivalent thereof) or better by S&P or “P-1” (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than one year from the date of acquisition thereof;

(d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States;

(e) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250,000,000, and the portfolios of which are limited such that not less than 95% of such investments are of the character, quality and maturity described in clauses (a), (b), (c), and (d) of this definition;

(f) solely with respect to any Non-U.S. Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Non-U.S. Subsidiary maintains its chief executive office and principal place of business (provided such country is a member of the Organization for Economic Cooperation and Development), and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(g) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United Kingdom or any member nation of the European Union whose legal tender is the euro and which are denominated in pounds sterling or euros or any other foreign currency comparable in tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, having (i) one of the two highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United Kingdom or any such member nation of the European Union is pledged in support thereof.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the US Environmental Protection Agency.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Borrower or any entity of which it is a Subsidiary;

(3) the first day on which the majority of the board of directors of the Borrower then in office shall cease to consist of individuals who (i) were members of such board of directors on the Closing Date or (ii) were either (x) nominated for election by such board of directors, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder; or

(4) the Borrower shall cease to beneficially own (within the meaning of Rule 13d-3 of the Exchange Act, or any successor provision), directly or indirectly, 100% of the issued and outstanding Capital Stock of Opco (except to the extent Opco is merged with or into the Borrower in accordance with the terms of this Agreement).

“Change of Control Offer” has the meaning specified in Section 2.05(b)(viii).

“Change of Control Offer Election Time” shall mean, with respect to any Change of Control Offer, noon, New York City time, on the Business Day next preceding the prepayment date with respect to such Change of Control Offer.

“Change of Control Payment Date” has the meaning specified in Section 2.05(b)(viii).

“Claim” has the meaning specified in Section 10.07(k)(iv).

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Term Lenders or Extending Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Commitments or Other Term Loan Commitments and (c) when used with respect to Loans, refers to whether such Loans are Term Loans, Other Term Loans or Extended Term Loans, in each case, under this Agreement as originally in effect or pursuant to Section 2.14 or 2.15, of which such Term Loan shall be a part.

“Closing Date” means February 28, 2012 or, if later, the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Closing Date Distribution” has the meaning set forth in the preliminary statements.

“Closing Date Funding Fee” has the meaning specified in Section 2.09(b).

“Code” means the US Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” referred to in the Pledge Agreement.

“Commitment” means, as to each Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule 1.01C under the caption “Term Commitment” or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments as of the Closing Date is $300,000,000.

“Committed Loan Notice” means a notice of a Borrowing which shall be substantially in the form of Exhibit A-1.

“Company Parties” means the collective reference to the Borrower and its Restricted Subsidiaries, and “Company Party” means any one of them.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Competitors” means those Persons who are direct competitors of the Borrower and listed on Schedule 1.01A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any period, with respect to any Person, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted or netted from gross revenues (except with respect to subclauses (ix) and (xi) below, and, to the extent attributable to amounts accrued but not added back in a prior period, payments in subclause (v)) for, without duplication,

(i) interest expense and, to the extent not reflected in such interest expense, any losses with respect to obligations under any Swap Contracts or other derivative instruments (including any applicable termination payment) entered into for the purpose of hedging interest rate risk, any bank and financing fees, any costs of surety bonds in connection with financing activities, commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities or financing and Swap Contracts,

(ii) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise, withholding and similar taxes, including any penalties and interest relating to any tax examinations,

(iii) the total amount of depreciation and amortization expense, including expenses related to Capitalized Leases,

(iv) to the extent permitted hereunder, any costs and expenses incurred in connection with any Investment, Disposition, Equity Issuance or Debt Issuance (including fees and expenses related to the Opco Credit Agreement and the Facilities and any amendments, supplements and modifications thereof), including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses (in each case, whether or not consummated),

(v) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued during such period to the Sponsors in accordance with the Management Agreement to the extent permitted to be paid under Section 7.08,

(vi) any costs, charges, accruals and reserves in connection with any integration, transition, facilities openings, vacant facilities, consolidations, relocations, closing, permitted acquisitions, Joint Venture investments and Dispositions, business optimization (including relating to systems design, upgrade and implementation costs), entry into new markets, including consulting fees, restructuring, severance, severance and curtailments or modifications to pension or postretirement employee benefit plans;

(vii) the amount of any expense or deduction associated with income of any Restricted Subsidiaries attributable to non-controlling interests or minority interest of third parties,

(viii) any non-cash charges, losses or expenses (including tax reclassification related to tax contingencies in a prior period and, subject to clause (d) below, including accruals and reserves in respect of potential or future cash items), but excluding, any non-cash charge relating to write-offs or write-downs of inventory or accounts receivable or representing amortization of a prepaid cash item that was paid but not expensed in a prior period,

(ix) cash actually received (or any netting arrangements resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that the non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back,

(x) unusual or non-recurring losses or charges, and

(xi) the amount of “run-rate” cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or expected in good faith to be taken within 12 months following the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings and synergies are reasonably identifiable, factually supportable and certified by the chief financial officer or treasurer of the Borrower (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken, provided that such benefit is expected to be realized within 12 months of taking such action), minus

(c) an amount which, in the determination of Consolidated Net Income for such period, has been included for non-cash income during such period (other than with respect to (A) amortization of unfavorable operating leases and (B) payments actually received and the reversal of any accrual or reserve to the extent not previously added back in any prior period), minus (d) all cash payments made during such period on account of non-cash charges added to Consolidated EBITDA pursuant to clause (b)(viii) above in such period or in a prior period; minus (e) the amount of income consisting of or associated with losses of any Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties, minus (f) non-recurring or unusual gains.

The aggregate amount of add backs made pursuant to clauses (vi) and (xi) above (together with any cost savings or synergies added to Consolidated EBITDA pursuant to Section 1.04(d)) in any Test Period shall not exceed 10.0% of Consolidated EBITDA (prior to giving effect to such addbacks) for any Test Period.

“Consolidated Net Income” means, for any period, with respect to any Person, net income attributable to such Person and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall exclude, without duplication,

(i) any net after-tax extraordinary gains, losses or charges,

(ii) the cumulative effect of a change in accounting principle(s) during such period,

(iii) any net after-tax gains or losses realized upon the Disposition of assets outside the ordinary course of business (including any gain or loss realized upon the Disposition of any Equity Interests of any Person) and any net gains or losses on disposed, abandoned and discontinued operations (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities,

(iv) (A) the net income (or loss) of (1) solely for purposes of determining the amount available under clause (a) of the definition of Cumulative Amount, any Restricted Subsidiary (other than Opco and the Opco Restricted Subsidiaries) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders (which has not been legally waived) and (2) any Person that is not a Restricted Subsidiary, except in each case to the extent of the amount of dividends or other distributions actually paid in cash or Cash Equivalents (or converted to cash or Cash Equivalents) to such Person or one of its Restricted Subsidiaries by such Person during such period and (B) the income or loss of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Subsidiary of such Person,

(v) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs of such Person or any direct or indirect parents in connection with the Transactions or the “Transactions” as defined in the Opco Credit Agreement,

(vi) (A) any charges or expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by management of the Company Parties; provided, however, that in order to exclude from Consolidated Net Income any cash charges, cash costs and cash expenses arising under (A) or (B) they must be funded with cash proceeds contributed to the capital of such Person or any direct or indirect parent of such Person or Net Cash Proceeds of an issuance of Qualified Equity Interests of such Person or any direct or indirect parent of such Person,

(vii) any net income or loss attributable to the early extinguishment of Indebtedness,

(viii) effects of any adjustments (including the effects of such adjustments pushed down to the Subsidiaries of such Person) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items, any earn-out obligations and any other non-cash charges (other than the amortization of unfavorable operating leases) in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or any Joint Venture investments or the amortization or write-off of any such amounts,

(ix) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or obligations (including any losses with respect to obligations of customers, account debtors and suppliers in bankruptcy, insolvency or similar proceedings) or as a result of a change in law or regulation, in each case, pursuant to GAAP,

(x) any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk) and any foreign currency translation gains or losses,

(xi) any net unrealized gains and losses resulting from obligations under Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk and the application of Financial Accounting Standards Board Accounting Standards Codification Topic 815, “Derivatives and Hedging,” as such Topic may be amended, updated, or supplemented from time to time, and

(xii) (A) Transaction Expenses paid prior to June 30, 2012 and (B) “Transaction Expenses” (as defined in the Opco Credit Agreement) paid prior to September 30, 2011.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing (but without duplication of any of the foregoing exclusions and adjustments), Consolidated Net Income shall include the amount of proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption and reimbursements of any expenses and charges to the extent reducing Consolidated Net Income that are actually received and covered by indemnification or other reimbursement provisions or, so long as the Borrower has made a determination that there exists reasonable expectation that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a reversal in the applicable future period for any amount so included to the extent not so reimbursed within such 365-day period), in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

“Consolidated Senior Secured Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of any Loan Party (as defined in the Opco Credit Agreement).

“Consolidated Total Debt” means, for any Person, as of any date of determination, the aggregate stated balance sheet amount of Indebtedness of the such Person and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition) consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and letters of credit to the extent of amounts outstanding under standby letters of credit and unreimbursed for more than 10 days and obligations in respect of Indebtedness evidenced by bonds, debentures, notes or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness in respect of obligations of the type described in clauses (b), (c), (d) and (g) of the definition of “Indebtedness” or clause (e) or (h) thereof to the extent relating to such clause (b), (c), (d) or (g), except in the case of any letter of credit, except to the extent of amounts outstanding under standby letters of credit and unreimbursed for more than 10 days.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Credit Agreement” means, with respect to Opco or any Opco Restricted Subsidiary, one or more debt facilities, including the Opco Credit Agreement, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 7.03).

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Refinancing Debt or (b) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a later maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means a Borrowing.

“Cumulative Amount” means, on any date of determination (the “Reference Date”), the sum of (without duplication):

(a) Cumulative Consolidated Net Income, provided that (i) for purposes of Section 7.06(f), the amount in this clause (a) shall only be available if the Borrower and its Restricted Subsidiaries shall have a Total Leverage Ratio of not greater than 6.00 to 1.0 as of the end of the Test Period then last ended, in each case, after giving effect to such Restricted Payment and (ii) for purposes of Section 7.13, the amount in this clause (a) shall only be available if the Borrower and its Restricted Subsidiaries shall have a Total Leverage Ratio of not greater than 6.50 to 1.0 as of the end of the Test Period then last ended, in each case, after giving effect to such payment, prepayment, redemption, purchase, defeasance or satisfaction; plus

(b) Eligible Equity Proceeds other than to the extent applied to fund (i) termination fees added back to Consolidated EBITDA under clause (v) of the definition thereof and (ii) charges, costs and expenses excluded from Consolidated Net Income pursuant to clause (vi)(B) thereof to the extent Not Otherwise Applied; plus

(c) to the extent not included in clause (a) above, the aggregate amount received by the Borrower or any Restricted Subsidiary from cash dividends and distributions received from any Unrestricted Subsidiaries and Net Cash Proceeds in connection with the Disposition of its Equity Interests in any Unrestricted Subsidiary, in each case, during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date, in each case to the extent that the Investment corresponding to the designation of such Subsidiary as an Unrestricted Subsidiary or any subsequent Investment in such Unrestricted Subsidiary, was made in reliance on the Cumulative Amount pursuant to Section 7.02(m); plus

(d) to the extent not included in clause (a) above, the aggregate amount of cash Returns to the Borrower or any Restricted Subsidiary in respect of Investments made pursuant to Section 7.02(m)(y); minus

(e) the aggregate amount of (1) Restricted Payments made using the Cumulative Amount pursuant to Section 7.06(f)(ii), (2) Investments made using the Cumulative Amount pursuant to Section 7.02(m), (3) prepayments made using the Cumulative Amount pursuant to Section 7.13(i)(B) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Cumulative Amount on such Reference Date) and (4) Restricted Payments made pursuant to Section 7.06(j).

“Cumulative Consolidated Net Income” means 50% of the cumulative Consolidated Net Income (or if such cumulative Consolidated Net Income shall be a loss, 100% of such loss) of the Borrower and its Restricted Subsidiaries since the beginning of the fiscal quarter including the Closing Date to the end of the last fiscal period for which financial statements have been provided to the Lenders pursuant to Section 6.01(a) or (b).

“Debt Issuance” means the issuance or incurrence by any Person or any of its Restricted Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” has the meaning specified in Section 2.05(b)(vii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) Applicable Rate plus (b) 2.0% per annum.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalents within one hundred eighty (180) days following the consummation of the applicable Disposition).

“Determination Date” means, with respect to each Interest Period, the fifteenth calendar day immediately prior to the first day of the relevant Interest Period.

“Discount Prepayment Accepting Lender” has the meaning specified in Section 10.07(l)(ii)(B).

“Discount Range” has the meaning specified in Section 10.07(l)(iii)(A).

“Discount Range Prepayment Amount” has the meaning specified in Section 10.07(l)(iii)(A).

“Discount Range Prepayment Notice” means an irrevocable written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 10.07(l)(iii) substantially in the form of Exhibit J.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit K, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 10.07(l)(iii)(A).

“Discount Range Pro-Rata Factor” has the meaning specified in Section 10.07(l)(iii)(C).

“Discounted Prepayment Determination Date” has the meaning specified in Section 10.07(l)(iv)(C).

“Discounted Prepayment Effective Date” means in the case of the Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offers, the second Business Day following the receipt by the applicable Company Party of notice from the Auction Agent in accordance with Section 10.07(l)(ii)(C), Section 10.07(l)(iii)(C) or Section 10.07(l)(iv)(C), as applicable.

“Discounted Term Loan Prepayment” has the meaning specified in Section 10.07(l)(i).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any direct or indirect parent of the Borrower or any Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute

Disqualified Equity Interests solely because it may be required to be repurchased by such parent, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualifying Event” means, with respect to any Interest Period, the making after the Closing Date of (A) any Restricted Payment by the Borrower in reliance of Section 7.06(f)) or (B) any prepayment of Indebtedness pursuant to Section 7.13, in each case, at any time during the one year period ending on the Interest Payment Date for such Interest Period.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) an Affiliated Lender to the extent contemplated by Section 10.07(k); and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing under Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i), the Borrower (each such approval not to be unreasonably withheld or delayed); provided that under no circumstances shall any Competitor be an assignee without the prior written consent of the Borrower.

“Eligible Equity Proceeds” means the Net Cash Proceeds received by the Borrower or any direct or indirect parent thereof from any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) or from any capital contributions in respect of Equity Interests (other than Disqualified Equity Interests) to the extent such Net Cash Proceeds or capital contributions are directly or indirectly contributed to, and actually received by, the Borrower as cash common equity (or, if only a portion thereof is so contributed and received, to the extent of such portion).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil and subsurface strata, and natural resources, such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment or of public health (to the extent relating to exposure to Hazardous Materials) or the management, storage, treatment, transport, distribution, Release or threat of Release of any Hazardous Materials.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities but excluding debt securities convertible into or exchangeable for any of the foregoing).

“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition of Equity Interests shall not be deemed to be an Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (d) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due, upon the Borrower or any ERISA Affiliate; (h) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, or the failure to make any contribution to a Multiemployer Plan or (i) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by the Borrower or any ERISA Affiliate (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor or under any other Loan Document,

(a) any Taxes imposed on or measured by its net income (however denominated) or overall gross income and franchise (and similar) Taxes imposed on it in lieu of net income taxes by a jurisdiction as a result of such recipient being organized or resident in, maintaining a Lending Office in, doing business in or having another present or former connection with, such jurisdiction (other than a business or connection deemed to arise solely by virtue of the Loan Documents or any transactions occurring pursuant thereto);

(b) any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any other jurisdiction described in clause (a) above;

(c) in the case of a Non-US Lender (other than a Non-US Lender becoming a party to this Agreement pursuant to Section 3.07), any United States federal withholding tax that is imposed pursuant to any Law in effect at the time such recipient becomes a party to this Agreement, changes its applicable Lending Office or changes its place of organization (or where the Non-US Lender is a partnership for U.S. federal income tax purposes, pursuant to a law in effect on the later of the date on which such Non-US Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Non-US Lender), except, in the case of a Non-US Lender that designates a new Lending Office or changes its place of organization or is an assignee, to the extent that such Non-US Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office or change of its place of organization (or assignment), to receive additional amounts from the Borrower or any Guarantor with respect to such United States federal withholding tax pursuant to Section 3.01;

(d) any Taxes attributable to a recipient’s failure to comply with Section 10.15(a) or (c);

(e) any United States federal withholding taxes imposed under Sections 1471 through 1474 of the Code as of the date hereof, or any amended version or successor provision that is substantively comparable thereto and, in each case, any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith (including, for the avoidance of doubt, any such regulations, interpretations and other guidance promulgated or issued after the date hereof);

(f) any U.S. federal backup withholding taxes imposed under Section 3406 of the Code; or

(g) any interest, additions to tax or penalties in respect of the foregoing.

“Extended Term Loans” has the meaning assigned to such term in Section 2.14(a).

“Extending Term Lender” has the meaning assigned to such term in Section 2.14(a).

“Extension” has the meaning assigned to such term in Section 2.14(a).

“Extension Offer” has the meaning assigned to such term in Section 2.14(a).

“Facility” means the Term Loans (as defined in clause (a) of the definition thereof), Extended Term Loans or the Other Term Loans, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-US law that is maintained or contributed to by the Borrower or its Subsidiaries

“Foreign Plan” means any employee benefit plan maintained or contributed to by the Borrower or its Subsidiaries primarily to provide pension benefits to employees employed outside the United States.

“Foreign Plan Event” means (i) the failure of the Borrower or any Subsidiary to make its required contributions in respect of any Foreign Plan or Foreign Benefit Arrangement when such contributions are made; (ii) the failure of the Borrower or any Subsidiary to administer any Foreign Plan or Foreign Benefit Arrangement in accordance with its terms and all applicable laws; (iii) the occurrence of an act or omission in respect of any Foreign Plan or Foreign Benefit Arrangement which could give rise to the imposition on the Borrower or any Subsidiary of fines, penalties or related charges under applicable laws; (iv) the assertion of a material claim (other than a routine claim for benefits) against the Borrower or any Subsidiary in respect of a Foreign Plan or Foreign Benefit Arrangement; (v) the imposition of a Lien in respect of any Foreign Plan or Foreign Benefit Arrangement; or (vi) any event or condition which might constitute grounds for termination, in whole or in part, of any Foreign Plan or Foreign Benefit Arrangement, or the appointment of a trustee to administer any Foreign Plan or Foreign Benefit Arrangement.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” shall mean each subsidiary that provides a guarantee of the Obligations pursuant to Section 6.12 or otherwise.

“Hazardous Materials” means all substances, materials, wastes, chemicals, pollutants, contaminants, constituents or compounds, in any form, regulated, or which can give rise to liability, under any Environmental Law, including medical waste, petroleum or petroleum distillates, asbestos or asbestos-containing materials and polychlorinated biphenyls.

“Identified Participating Lenders” has the meaning specified in Section 10.07(l)(iii)(C).

“Identified Qualifying Lenders” has the meaning specified in Section 10.07(l)(iv)(C).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, but excluding any portion of such maximum amount that is secured by cash collateral;

(c) current net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person, and (iii) liabilities associated with customer prepayments and deposits);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Interest Payment Date” means, as to any Loan, the last day of each Interest Period and the Maturity Date.

“Interest Period” shall mean each three-month period ending on the last Business Day of each of March, June, September and December; provided that:

(a) the first Interest Period shall begin on the Closing Date and end on June 30, 2012;

(b) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(d) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment.

“Investment Fund” means an Affiliate of one or more of the Sponsors (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Sponsors do not, directly or indirectly, actually direct or cause the direction of the investment policies of such entity.

“Investors” means the Sponsors together with any other investors that made an equity co-investment directly or indirectly in the Borrower.

“IP Rights” has the meaning specified in Section 5.14.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of its Restricted Subsidiaries and (b) any Person in whom the Borrower or any of its Restricted Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Financing” means, with respect to the Borrower, any Indebtedness of the Borrower that is by its terms subordinated in right of payment to the Loans.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Jurisdictional Requirements” has the meaning specified in Section 7.04(a).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time, including the latest maturity or expiration date of any Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, Federal, state, commonwealth and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph to this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower in the form of a Term Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Term Notes and (c) the Pledge Agreement.

“Management Agreement” means that certain Management Agreement dated as of January 22, 2008, among the Borrower, Bain Capital Partners, LLC, GF Management Company, LLC, TPG Capital, L.P., Cassia Fund Management Pte Ltd., 3i Corporation and Aisling Capital, LLC, as in effect on the Closing Date and as may be amended, modified, supplemented, restated, replaced or substituted so long as such amendment, modification, supplement, restatement, replacement or substitution is in a manner not materially disadvantageous to the Lenders, when taken as a whole, as compared to the Management Agreement in effect on the Closing Date, as determined in the good faith judgment of a majority of the disinterested members of the board of directors of the Borrower.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower to pay the Obligations under any Loan Document or (c) a material adverse effect on the rights and remedies of the Lenders, taken as a whole, under any Loan Document.

“Material Intellectual Property” means (a) all registrations or pending applications for registration with the US Patent and Trademark Office for any patents and any trademarks or service marks; and (b) all registrations of copyrights with the US Copyright Office, in either case, that are material to the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Material Real Property” means real property owned in fee by the Borrower or any Restricted Subsidiary located in the United States with a fair market value in excess of $5,000,000.

“Maturity Date” means February 26, 2017; provided that, if such day is not a Business Day, the “Maturity Date” shall be the immediately preceding Business Day; provided that the reference to Maturity Date with respect to Other Term Loans shall be the final maturity date as specified in the applicable Refinancing Amendment, and with respect to Extended Term Loans shall be the final maturity date as specified in the applicable Extension Offer.

“Maximum Rate” has the meaning specified in Section 10.10.

“Minimum Extension Condition” has the meaning specified in Section 2.14(b).

“MNPI” has the meaning specified in Section 6.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset (including issuance or Disposition of Equity Interests by or of Subsidiaries) by the Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the cash and Cash Equivalents received in connection with such Disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the sum of (A) the principal amount of any Indebtedness that is secured by a Lien on the asset subject to such Disposition and that is required to be repaid in connection with such Disposition (other than Indebtedness under the Loan Documents), together with any applicable premium, penalty, interest and breakage costs; (B) the out-of-pocket expenses (including, without limitation, attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition; (C) taxes (or distributions for taxes) paid or reasonably estimated to be payable in connection therewith by the Borrower or such Restricted Subsidiary and attributable to such Disposition (including, where the proceeds are realized by a Subsidiary of the Borrower, any incremental foreign, state and/or local income taxes imposed as a result of distributing the proceeds in question from any Subsidiary to the Borrower); and (D) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by the Borrower or any of its Restricted Subsidiaries after such Disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in respect of any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within three hundred sixty-five (365) days after such Disposition, the amount of such reserve. Notwithstanding the foregoing, no proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year of the Borrower until the aggregate amount of all such proceeds in such fiscal year shall exceed $20,000,000 (and thereafter only proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); provided that proceeds from Dispositions permitted under clauses (a), (b), (c), (d), (e), (g), (h), (i), (j), (l), (m), (n) and (o) of Section 7.05, shall not be included in the calculation of proceeds for purposes of this limitation;

(b) with respect to any Equity Issuance by the Borrower or any of its Restricted Subsidiaries (or any other Person, if the context so requires), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such Equity Issuance minus (ii) all taxes (including, where the proceeds are realized by a Subsidiary of the Borrower, any incremental foreign, state and/or local income taxes imposed as a result of distributing the proceeds in question from any Subsidiary to the Borrower) and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary expenses) incurred by the Borrower or such Restricted Subsidiary in connection with such Equity Issuance; and

(c) with respect to any Debt Issuance by the Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such Debt Issuance minus (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such Debt Issuance (including, where the proceeds are realized by a Subsidiary of the Borrower, any incremental foreign, state and/or local income taxes imposed as a result of distributing the proceeds in question from any Subsidiary to the Borrower).

“Non-Consenting Lender” has the meaning specified in Section 3.07(d)(iii).

“Non-Excluded Taxes” means any Taxes other than Excluded Taxes.

“Non-US Lender” has the meaning specified in Section 10.15(a)(i).

“Non-U.S. Subsidiary” means any Restricted Subsidiary of the Borrower that is or becomes organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event, that such amount was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on the receipt or availability of such amount.

“NPL” means the National Priorities List maintained by the US Environmental Protection Agency under CERCLA.

“NQ Fund” means NovaQuest Healthcare Investment Fund L.P.

“Obligations” means, for purposes of this Agreement, all advances to, and debts, liabilities, obligations, covenants and duties of the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Offered Amount” has the meaning specified in Section 10.07(l)(iv)(A).

“Offered Discount” has the meaning specified in Section 10.07(l)(iv)(A).

“Opco” means Quintiles Transnational Corp.

“Opco Credit Agreement” means that certain Credit Agreement, dated as of June 8, 2011, among Quintiles Transnational Corp., as the borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof).

“Opco Restricted Subsidiaries” means any Subsidiary of Opco other than a Subsidiary of Opco that has been designated as an “Unrestricted Subsidiary” under the Opco Credit Agreement.

“Open Market Purchase” has the meaning specified in Section 10.07(m).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or the memorandum and articles of association (if applicable); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning specified in Section 2.05(b)(ii)(A).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Other Term Loan Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means the outstanding principal amount of Term Loans after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Participant” has the meaning specified in Section 10.07(e); provided that in no circumstance shall a Competitor be a Participant.

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 10.07(l)(iii)(B).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into Law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means at any time, (a) any cash contribution to the common Equity Interests of the Borrower, and (b) any sale or issuance of any Equity Interests resulting in Eligible Equity Proceeds.

“Permitted Holders” means the Sponsors, members of management of the Borrower or any direct or indirect parent of the Borrower, any other shareholders who are holders of Equity Interests of the Borrower (or any of its direct or indirect parent companies) on the Closing Date, and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that (i) in the case of such group and without giving effect to the existence of such group or any other group, the Sponsors and such members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower (or any of its direct or indirect parent companies) held by such group and (ii) the voting power of the Voting Stock owned by the Sponsors shall be greater than the voting power of the Voting Stock owned by such members of management.

“Permitted Junior Debt Conditions” means that such applicable debt (i) is not scheduled to mature prior to the date that is 180 days after the Latest Maturity Date, (ii) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries unless such Subsidiary guarantees the Obligations under this Agreement, (iv) has no financial maintenance covenants and (v) has covenants and default and remedy provisions that in the good faith determination of the Borrower are no more restrictive taken as a whole, than those set forth in this Agreement.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder and as otherwise permitted to be incurred or issued pursuant to Section 7.03, (b) except in the case of any Indebtedness of Opco or any Opco Restricted Subsidiary, such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is contractually subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is contractually subordinated in right of payment to the Obligations on terms that in the good faith determination of the Borrower are at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole, (d) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person or Persons who are the obligors on the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or would otherwise be permitted to incur such Indebtedness (including any guarantees thereof pursuant to Section 7.02 and Section 7.03), (e) at the time thereof, no Event of Default shall have occurred and be continuing, (f) except in the case of any Indebtedness of Opco or any Opco Restricted Subsidiary, such Indebtedness shall be unsecured if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is unsecured and (g) except in the case of any Indebtedness of Opco or any Opco Restricted Subsidiary, such Indebtedness is not secured by any additional property or collateral other than (i) property or collateral securing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (ii) after-acquired property that is affixed or incorporated into the property covered by the lien securing such Indebtedness and (iii) proceeds and products thereof.

“Permitted Refinancing Debt” means Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior notes or loans; provided that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower and its Restricted Subsidiaries that (i) is on terms and conditions (including as to covenants) customary in the good faith determination of the Borrower for subordinated notes issued under Rule 144A or other private placement transaction under the Securities Act, expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions (including as to covenants) customary in the good faith determination of the Borrower for “high-yield” senior subordinated notes issued under Rule 144A or other private placement transaction under the Securities Act and (ii) meets the Permitted Junior Debt Conditions. For the avoidance of doubt, Disqualified Equity Interests shall not constitute Permitted Subordinated Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” has the meaning assigned to such term in Section 2.08(d).

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the Pledge Agreement among the Borrower and the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit F.

“Pledged Equity” has the meaning specified in the Pledge Agreement.

“Prepayment Notice” has the meaning specified in Section 2.05(a)(i), which shall be substantially in the form of Exhibit A-2.

“Prepayment Response Date” means, as the context requires, either the Specified Discount Prepayment Response Date or the Discount Range Prepayment Response Date.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, for purposes of calculating the Total Leverage Ratio or any other financial ratio or test, such calculation shall be made in accordance with Section 1.04 hereof.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Outstanding Amount of such Lender’s Term Loans at such time and the denominator of which is the Outstanding Amount of all Term Loans at such time.

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including any ownership interests of any Person.

“Public Lender” has the meaning specified in Section 6.02.

“Put Loans” shall mean all Loans (or portions thereof) held by Lenders that have notified the Administrative Agent in writing of such Lenders’ elections (and that have not subsequently validly withdrawn such elections) to require all or a portion of such Loans to be prepaid in any Change of Control Offer in accordance with Section 2.05(b)(viii).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by the Borrower or any direct or indirect parent of the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning specified in Section 10.07(l)(iv)(C).

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.16.

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning specified in Section 2.05(b)(vii).

“Related Indemnitee” has the meaning specified in Section 10.05.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any structure or facility.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the Outstanding Amount of all Term Loans; provided that for all purposes under this Agreement and each other Loan Document, the “Required Lenders” shall be calculated in accordance with Section 10.07(k).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief accounting officer, treasurer or other similar officer of the Borrower or, in the case of any Non-U.S. Subsidiary, any duly appointed authorized signatory or any director or managing member of such Person and, as to any document delivered on the Closing Date, any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or any other return of capital to the stockholders, partners or members (or the equivalent Persons thereof) of the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Samsung JV” means a joint venture with Samsung or any of its Affiliates relating to biopharmaceutical contract manufacturing services in South Korea.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Supplemental Administrative Agent, if any, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period, in each case for Opco and the Opco Restricted Subsidiaries.

“Solicited Discount Pro-Rata Factor” has the meaning specified in Section 10.07(l)(iv)(C).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 10.07(l)(iv)(A).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of the Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 10.07(l)(iv) substantially in the form of Exhibit L.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit M, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 10.07(l)(iv)(A).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Asset Sale” has the meaning specified in Section 2.05(b)(v).

“Specified Discount” has the meaning specified in Section 10.07(l)(ii)(A).

“Specified Discount Prepayment Amount” has the meaning specified in Section 10.07(l)(ii)(A).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 10.07(l)(ii) substantially in the form of Exhibit H.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit I, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 10.07(l)(ii)(A).

“Specified Discount Pro-Rata Factor” has the meaning specified in Section 10.07(l)(ii)(C).

“Specified Junior Financing Obligations” means any obligations in respect of any Junior Financing in respect of which any Company Party is an obligor in a principal amount in excess of the Threshold Amount.

“Specified Subsidiary” means, at any date of determination, (a) each Restricted Subsidiary of the Borrower (i) whose total assets at the last day of the most recent Test Period were equal to or greater than 5.0% of Total Assets at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 5.0% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, and (b) each other Restricted Subsidiary of the Borrower that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g)(i) and that, when such Restricted Subsidiary’s Total Assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other such Restricted Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g)(i) would constitute a Specified Subsidiary under clause (a) above.

“Specified Transaction” means any (a) Disposition of all or substantially all the assets of or all the Equity Interests of any Restricted Subsidiary or of any business unit, line of business or division of the Borrower or any of its Restricted Subsidiaries, (b) Permitted Acquisition, (c) Investment that results in a Person becoming a Restricted Subsidiary of the Borrower or (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 6.15.

“Sponsors” means, collectively, Bain Capital Investors LLC, TPG Capital LP, Cassia Fund Management Pte Ltd., 3i Corporation, Dr. Dennis B. Gillings and his Immediate Family Members, the Gillings Family Limited Partnership, the GFEF Limited Partnership, GF Management Company, LLC and the Gillings Family Foundation or their respective Affiliates (including, in each case, as applicable, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).

“Submitted Amount” has the meaning specified in Section 10.07(l)(iii)(A).

“Submitted Discount” has the meaning specified in Section 10.07(l)(iii)(A).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supplemental Administrative Agent” has the meaning specified in Section 9.10 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the average amount(s) determined as the mark-to-market value(s) for such Swap Contracts for the preceding fifteen (15) Business Days, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed by any Governmental Authority, and all liabilities (including interest, penalties or additions to tax) with respect to the foregoing.

“Term Loans” (a) has the meaning specified in Section 2.01, including, without limitation, any increase in the principal amount of the Term Loans as a result of PIK Interest and (b) means any Other Term Loans and Extended Term Loans.

“Term Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Loans made by such Lender.

“Test Period” means a period of four (4) consecutive fiscal quarters.

“Threshold Amount” means $50,000,000.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the financial statements delivered prior to the Closing Date.

“Total Leverage Ratio” means as of the end of any fiscal quarter of any Person for the Test Period ending on such date, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period, in each case for such Person and its Restricted Subsidiaries.

“Transaction Expenses” means the fees, costs and expenses incurred or payable by the Borrower or any of its Subsidiaries in connection with the Transactions, including any such fees, costs and expenses paid in cash, termination payments or other fees, costs and expenses related to terminating Swap Contracts in effect prior to the Closing Date, and payments to employees or directors as special or retention bonuses and charges for repurchases of, or modifications to, stock options.

“Transactions” means, collectively, (a) the execution and delivery and performance by the Borrower of each Loan Document executed and delivered or to be executed and delivered on or prior to the Closing Date, and the making of the initial Borrowings hereunder, (b) the payment of the Closing Date Distribution, (c) the consummation of any other transactions in connection with the foregoing and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the creation or perfection of a security interest in any item or items of Collateral.

“United States” and “US” mean the United States of America.

“Unrestricted Subsidiary” means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.15 on or subsequent to the date hereof.

“US Lender” has the meaning specified in Section 10.15(c).

“US Tax Certificate” has the meaning set forth in Section 10.15(a)(i).

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors or similar governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(f) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(g) The term “manifest error” shall be deemed to include any clearly demonstrable error whether or not obvious on the face of the document containing such error.

(h) For purposes of determining compliance at any time with Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time of determination.

(i) The term “parent company” means with respect to any reference Person the Person that owns all of the Equity Interests, directly or indirectly, of such reference Person.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial ratio or test) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount (or the accreted value thereof in the case of Indebtedness issued at a discount) thereof and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP (including without limitation modifications to or issuance of accounting standards under U.S. GAAP which create material changes to the financial statements such as the proposed lease accounting guidance and conversion to IFRS as described below) would affect the computation of any covenant (including the computation of any financial ratio or test) set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio basket, covenant or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation (which shall be required to be provided only once) in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in GAAP. If the Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Borrower cannot elect to report under U.S. generally accepted accounting principles).

Section 1.04 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Total Leverage Ratio and the Senior Secured Leverage Ratio) pursuant to this Agreement shall be calculated in the manner prescribed by this Section 1.04.

(b) In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the end of the Test Period for which such financial ratio or test is being calculated but prior to or simultaneously with the event for which such calculation is being made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on the last day of the applicable Test Period.

(c) For purposes of calculating any financial ratio or test, Specified Transactions that have been made by the Borrower or any of its Restricted Subsidiaries during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which such calculation is being made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period. If since the beginning of any such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.04, then any applicable financial ratio or test shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period.

(d) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (including the “run-rate” cost savings and synergies resulting from such Specified Transaction that have been or are expected to be realized (“run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent Test Periods in which the effects thereof are expected to be realized); provided that (i) such amounts are reasonably identifiable, and factually supportable, are projected by the Borrower in good faith to result from actions either taken or expected to be taken within 12 months after the end of such Test Period in which such Specified Transaction occurred and, in each case, certified by the chief financial officer or treasurer of the Borrower, (ii) no amounts shall be added pursuant to this clause (d) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such Test Period and (iii) any increase to Consolidated EBITDA as a result of cost savings and synergies shall be subject to the limitations set forth in the penultimate sentence of the definition of Consolidated EBITDA.

Section 1.05 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up for 5).

Section 1.06 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).

Section 1.08 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan on the Closing Date to the Borrower (each, a “Term Loan” and, collectively, the “Term Loans”) in an amount in US Dollars equal to such Lender’s Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) The Borrowing of Term Loans shall be made upon the Borrower’s irrevocable delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Such notice must be received by the Administrative Agent (i) not later than 11:00 a.m. one (1) Business Day prior to the requested date of such Borrowing. The Committed Loan Notice (whether telephonic or written) shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the principal amount of Loans to be borrowed and (iii) the account of the Borrower to be credited with the proceeds of such Borrowing.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the Committed Loan Notice. Subject to the terms and conditions hereof, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Borrower.

(c) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03 [Reserved].

Section 2.04 [Reserved].

Section 2.05 Prepayments.

(a) Optional.

(i) The Borrower may, upon written notice to the Administrative Agent (a “Prepayment Notice”), at any time or from time to time voluntarily prepay Loans of any Class made to the Borrower, in whole or in part without premium or penalty except as described in clause (iv) below; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m., three (3) Business Days prior to any date of prepayment of Loans; (B) any prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied among the Facilities in such amounts as the Borrower may direct in its sole discretion and to the repayment of the Loans in the applicable Facility until paid in full. Other than as set forth in Section 10.07(l), each prepayment made by the Borrower in respect of a particular Facility shall be paid to the Administrative Agent for the account of (and to be promptly disbursed to) the Lenders of the applicable Facility in accordance with their respective Pro Rata Shares.

(ii) [Reserved].

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from (A) a refinancing of all of the Facilities or (B) the refinancing of all or a portion of the Facilities with Credit Agreement Refinancing Indebtedness, which refinancing shall not be consummated or shall otherwise be delayed.

(iv) Each prepayment pursuant to Section 2.05(a) shall be accompanied by a premium equal to (i) if such prepayment is made on or prior to the third anniversary of the Closing Date, 2% of the principal amount of the Loans so prepaid and (ii) if such prepayment is made after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, 1% of the principal amount of the Loans so prepaid.

(b) Mandatory.

(i) [Reserved].

(ii) (A) If the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (g), (h), (i), (j), (l), (m), (n) or (o)) which results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received minus (1) the amount of Net Cash Proceeds used to fund any prepayment of Indebtedness made under the Opco Credit Agreement or pursuant to the terms of any other Indebtedness of Opco or its Restricted Subsidiaries and (2) the amount of Net Cash Proceeds used to fund any prepayment or purchase of any Other Applicable Indebtedness; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) if, on or prior to such date, the Borrower shall have given written notice to the Administrative Agent of its intention to reinvest or cause to be reinvested all or a portion of such Net Cash Proceeds in accordance with Section 2.05(b)(ii)(B) (which election may only be made if no Event of Default has occurred and is then continuing); provided further that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any Indebtedness of the Borrower that is secured by a Lien on the Collateral on a pari passu basis with the Obligations, pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition (such Indebtedness (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly; provided further that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)), at the option of the Borrower, the Borrower may reinvest or cause to be reinvested all or any portion of such Net Cash Proceeds in assets useful for its business within (x) twelve (12) months (or, in the case of a Disposition of property located outside the United States 540 days) following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within one hundred eighty (180) days of the date of such legally binding commitment (provided that this clause (y) shall not operate to reduce the timeframe for reinvestment from a minimum of twelve (12) months or, in the case of property located outside the United States, 540 days following receipt of Net Cash Proceeds) and (ii) if any Net Cash Proceeds are not so reinvested within such reinvestment period or are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of the Term Loans as set forth in this Section 2.05.

(iii) [Reserved].

(iv) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03 (other than, in the case of Indebtedness incurred pursuant to Section 7.03(x), any refinancing of such Indebtedness incurred pursuant to such Section 7.03(x)), the Borrower shall cause to be prepaid an aggregate amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom minus the amount of such Net Cash Proceeds used to fund a prepayment pursuant to Section 2.05(b)(iv) of the Opco Credit Agreement or by the terms of other Indebtedness of Opco or its Restricted Subsidiaries upon incurrence of such Indebtedness.

(v) Notwithstanding any other provisions of this Section 2.05(b), (A) to the extent that (and for so long as) any of or all the Net Cash Proceeds of any asset sale or other Disposition by a Restricted Subsidiary (other than the Borrower) giving rise to mandatory prepayment pursuant to Section 2.05(b)(ii) (each such Disposition, a “Specified Asset Sale”), as applicable, are prohibited or delayed by applicable local Law from being repatriated to the jurisdiction of organization of the Borrower, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Restricted Subsidiary so long as the applicable local Law will not permit such repatriation to the Borrower (the Borrower hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions reasonably required by applicable local Law to permit such repatriation), and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local Law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(b), and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Specified Asset Sale to the jurisdiction of organization of the Borrower would have a material adverse tax consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Restricted Subsidiary; provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to prepayments pursuant to Section 2.05(b)(ii), the Borrower causes to be applied an amount equal to such Net Cash Proceeds to such prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Restricted Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been so repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Restricted Subsidiary (but without duplication of any taxes deducted in calculating such Net Cash Proceeds)) in satisfaction of such prepayment requirement.

(vi) Except for any prepayments pursuant to Section 10.07(l) which shall in each case be applied as provided in such Section, (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied to the repayment of the Loans until paid in full; and unless otherwise provided herein, each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares (prior to giving effect to any rejection by any Lender of any such prepayment pursuant to clause (vii) below), subject to clause (vii) of this Section 2.05(b) and (B) on and after the borrowing of any Other Term Loans, the prepayments referred to in this Section 2.05(b) shall be allocated among each Class of Term Loans pro rata based on the aggregate outstanding principal amount of the Term Loans of each such Class unless otherwise agreed among the Borrower and the lenders providing Other Term Loans in accordance with Section 2.15 (it being understood that the initial Term Loans shall not be allocated any less than such Classes’ pro rata share of such prepayment).

(vii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (v) of this Section 2.05(b) at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of any such prepayment notice and of such Lender’s Pro Rata Share of the prepayment. Any Lender (a “Declining Lender,” and any Lender which is not a Declining Lender, an “Accepting Lender”) may elect, by delivering not less than four (4) Business Days prior to the proposed prepayment date, a written notice (such notice, a “Rejection Notice”) that any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Lender pursuant to clauses (i) through (v) of this Section 2.05(b) not be made, in which event the portion of such prepayment which would otherwise have been applied to the Term Loans of the Declining Lenders shall instead be retained by the Borrower (for itself and on behalf of its Restricted Subsidiaries).

If a Lender fails to deliver a Rejection Notice within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans.

(viii) Upon the occurrence of a Change of Control, each Lender will have the right, subject to the provisions of this clause (viii), to require the Borrower to prepay all or any part of such Lender’s Term Loans at a prepayment price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment, except to the extent the Borrower has previously elected to prepay the Term Loans pursuant to Section 2.05(a). Within 30 days following the date upon which the Change of Control occurred, except to the extent the Borrower has previously elected to prepay the Term Loans pursuant to Section 2.05(a), the Borrower shall send a notice (a “Change of Control Offer”) to the Administrative Agent. Such notice shall state, among other things, the prepayment date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent to the Administrative Agent (the “Change of Control Payment Date”). A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. On the Change of Control Payment Date, if the Change of Control shall have occurred, the Borrower shall prepay all Term Loans properly tendered pursuant to the Change of Control Offer, at a prepayment price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment. Notwithstanding the foregoing, the Borrower will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this clause (viii) applicable to a Change of Control Offer made by the Borrower and prepays all Term Loans validly tendered and not withdrawn under such Change of Control Offer.

In order to accept any Change of Control Offer, a Lender shall notify the Administrative Agent in writing at its address for notices contained in this Agreement prior to close of business on the third Business Day prior to the Change of Control Offer Election Time of such Lender’s election to require the Borrower to prepay all or a portion of such Lender’s Loans pursuant to such Change of Control Offer (which, in the case of any election to require less than all of such Lender’s Loans to be prepaid in such Change of Control Offer, shall be in a minimum principal amount of $1,000,000 or an integral multiple thereof (or, if less, the entire amount of such Lender’s Loan)), including the pro rata portion of the amount attributed to PIK Interest, and shall specify the amount of such Lender’s Loans which such Lender requests be prepaid in such Change of Control Offer. In order to validly withdraw any election with respect to any Put Loans in any Change of Control Offer, the Lender holding such Put Loans shall notify the Administrative Agent in writing at its address for notices contained in this Agreement prior to the Change of Control Offer Election Time of such Lender’s election to withdraw such Put Loans from such Change of Control Offer, which notification shall include a copy of such Lender’s previous notification electing to have its Put Loans prepaid in such Change of Control Offer and shall state that such election is withdrawn. The Administrative Agent shall from time to time, upon request by the Borrower (but in any event, three (3) Business Days prior to the Change of Control Offer Election Time and on the Change of Control Offer Election Time), advise the Borrower of the amount of Put Loans with respect to any Change of Control Offer.

(ix) Notwithstanding anything to the contrary, (i) no prepayments of Loans shall be required or permitted pursuant to Section 2.05(b)(ii) and (v) unless (A) such prepayment (and any restricted payments capacity among Opco and its Restricted Subsidiaries required for any Restricted Payment to the Borrower in order for the Borrower to make such prepayment) is not prohibited under any Credit Agreement or (B) all obligations outstanding under any Credit Agreement shall have been paid in full (exclusive of any contingent indemnification obligations) and (ii) no prepayments of Loans shall be required pursuant to Section 2.05(b)(ii) and (v) except to the extent of, and not to exceed, the amount of Net Cash Proceeds required to be applied toward such prepayment after any required payment of the obligations under any Credit Agreement and any other Indebtedness of Opco and its Restricted Subsidiaries (it being understood that (x) amounts actually applied toward prepayment of the obligations under any Credit Agreement or any other Indebtedness of Opco and its Restricted Subsidiaries shall reduce the amount required to be applied toward prepayments hereunder and (y) amounts declined by the “Lenders” pursuant to Section 2.05(b)(vii) of the Opco Credit Agreement shall be required to be applied as a mandatory prepayment hereunder).

Section 2.06 Termination or Reduction of Commitments. The Commitment of each Lender shall be automatically and permanently reduced to $0 at 5:00 p.m. on the Closing Date upon funding the Term Loans.

Section 2.07 Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date, the unpaid principal amount of the Term Loans.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b) and Section 2.08(d), (i) each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Applicable Rate.

(b) While any Event of Default set forth in Section 8.01(a) exists, the Borrower shall pay interest on all overdue amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Subject to Section 2.08(d), Interest on each Loan shall be due and payable in cash in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) So long as no Disqualifying Event has occurred with respect to such Interest Period, to the extent that the Applicable Amount as of the Determination Date for such Interest Period:

(i) equals or exceeds 75%, but is less than 100%, of the aggregate amount of interest that would otherwise be due on the relevant Interest Payment Date, then the Borrower may, at its option, elect to pay interest on (a) 25% of the then outstanding principal amount of the Term Loans by increasing the principal amount of the outstanding Term Loans and (b) 75% of the then outstanding principal amount of the Term Loans in cash;

(ii) equals or exceeds 50%, but is less than 75%, of the aggregate amount of interest that would otherwise be due on the relevant Interest Payment Date, then the Company may, at its option, elect to pay interest on (a) 50% of the then outstanding principal amount of the Term Loans by increasing the principal amount of the outstanding Term Loans and (b) 50% of the then outstanding principal amount of the Term Loans in cash;

(iii) equals or exceeds 25%, but is less than 50%, of the aggregate amount of interest that would otherwise be due on the relevant Interest Payment Date, then the Company may, at its option, elect to pay interest on (a) 75% of the then outstanding principal amount of the Term Loans by increasing the principal amount of the outstanding Term Loans and (b) 25% of the then outstanding principal amount of the Term Loans in cash; or

(iv) is less than 25% of the aggregate amount of interest that would otherwise be due on the relevant Interest Payment Date, then the Company may, at its option, elect to pay interest on the Term Loans entirely by increasing the principal amount of the then outstanding Term Loans;

provided that the Borrower shall provide no less than three (3) Business Days’ notice to the Administrative Agent prior to the first day of any Interest Period of the Borrower’s intention to cause all or a portion of the interest on the Term Loans to be paid in-kind on the Interest Payment Date by adding it to the principal amount of the Term Loans in accordance with this Section 2.08(d) (any such interest, the “PIK Interest”). The interest rate applicable to that portion of the Term Loans that have been issued as PIK Interest shall be the Applicable Rate plus 75 basis points per annum. If, with respect to any Interest Period, the Borrower does not make any election or does not make such an election on a timely basis, then with respect to such Interest Period, the Borrower shall be deemed to have elected to pay interest in cash for such Interest Period.

Section 2.09 Fees.

(a) Other Fees. The Borrower shall pay or cause to be paid to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) Funding Fee. The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term Loan, a funding fee (the “Closing Date Funding Fee”) in an amount equal to 2.041% of the stated principal amount of such Lender’s Term Loans funded on the Closing Date.

Section 2.10 Computation of Interest and Fees. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent in accordance with Section 10.07(c), acting as a non-fiduciary agent solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by each Lender and the Register maintained by the Administrative Agent shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register in respect of such matters, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. The Borrower and each Lender agrees from time to time after the occurrence and during the continuance of an Event of Default under Section 8.01(f) or Section 8.01(g)(i) to execute and deliver to the Administrative Agent all such Term Notes or other promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to any exchange of Lenders’ interests pursuant to arrangements relating thereto among the Lenders, and each Lender agrees to surrender any Term Notes or other promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any Term Notes or other promissory notes so executed and delivered.

(b) [Reserved].

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally.

(a) Except as otherwise required by applicable Law, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 4:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 4:00 p.m. shall be deemed received on the next succeeding Business Day in the Administrative Agent’s sole discretion and any applicable interest or fee shall continue to accrue to the extent applicable.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the applicable Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any Default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Borrower under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans at such time.

Section 2.13 Sharing of Payments. If (other than (x) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, including any assignee or participant that is a Sponsor, the Borrower or an Affiliate of the Borrower or Sponsor or (y) as otherwise expressly provided elsewhere herein, including, without limitation, as provided in Section 10.07(l)) any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records and maintain entries in the Register (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14 Extensions of Term Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans (and related outstandings)) (each, an “Extension,” and each group of Term Loans, in each case as so extended, as well as the original Term Loans (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined between the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iii) the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date, (iv) the weighted average life of any Extended Term Loans shall be no shorter than the remaining weighted average life of the Term Loans extended thereby, (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof), in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing and (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans. All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 5 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

Section 2.15 Refinancing Amendments.

(a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any other Person that is an Eligible Assignee, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans), in the form of Other Term Loans or Other Term Loan Commitments pursuant to a Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in 4.02, and to the extent reasonably requested by the Administrative

Agent, receipt by the Administrative Agent of customary legal opinions and other documents. Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(b) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans subject thereto as Other Term Loans or Other Term Loan Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE 3

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Unless otherwise required by any Law, any and all payments by the Borrower or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes. If the Borrower or any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Non-Excluded Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 3.01) have been made, each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, the applicable withholding agent shall furnish to the Administrative Agent (if the applicable withholding agent is not the Administrative Agent) and the Borrower the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. Within thirty (30) days after the date of any payment by the Administrative Agent to a taxation authority or other authority pursuant to the preceding sentence, the Administrative Agent shall furnish to the Borrower the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Borrower.

(b) In addition, the Borrower and each Guarantor agrees, jointly and severally to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document but excluding any such Taxes imposed by any jurisdiction upon a voluntary transfer of an Obligation by a Lender if such Taxes result from such Lender being organized, resident or engaged in business (other than a business arising (or being deemed to arise) solely as a result of the Loan Documents or any transactions occurring pursuant thereto) in such jurisdiction (hereinafter referred to as “Other Taxes”). For the avoidance of doubt, “Other Taxes” shall not include any Excluded Taxes.

(c) Without duplication, the Borrower agrees to indemnify each Agent and each Lender for the full amount of any Non-Excluded Taxes attributable to any sum payable under any Loan Document to any Agent or Lender and any Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) payable by such Agent or such Lender, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section

3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor (and submits the required written statement), but in no event earlier than ten (10) days before such Taxes are due and payable to the applicable Governmental Authority.

(d) If any Lender or Agent receives a refund (whether received in cash or as an overpayment actually applied by the Lender or Agent to offset a future Tax payment) in respect of any Non-Excluded Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or any Guarantor pursuant to or in respect of this Section 3.01, it shall promptly remit such refund (including any interest included in such refund by the applicable taxing authority) to the Borrower, net of all reasonable out-of-pocket expenses (including Taxes) of the Lender or Agent, as the case may be; provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any Tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or Section 3.01(c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions and at the expense of the Borrower) to avoid the consequences of such event, including to designate another Lending Office for any Loan affected by such event or to assign its rights and obligations with respect to such Loan to another of its offices, branches or affiliates; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no unreimbursed or uncompensated economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or any Guarantor or the rights of the Lender pursuant to Section 3.01(a) and Section 3.01(c).

Section 3.02 [Reserved].

Section 3.03 [Reserved].

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Loans or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing, that is attributable to any Tax imposed on such Lender with respect to this Agreement or any Loan made by such Lender (excluding, for purposes of this Section 3.04(a), any such increased costs or reduction in amount resulting from (i) Non-Excluded Taxes or Other Taxes covered by Section 3.01, or any Excluded Taxes), the Borrower shall, without duplication, pay to such Lender such additional amounts as will compensate such Lender for such increased cost.

(b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection

Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been adopted and to have taken effect after the date hereof.

(c) [Reserved].

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event or to assign its rights and obligations with respect to such Loan to another of its offices, branches or affiliates; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(b).

Section 3.05 [Reserved].

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.07 Replacement of Lenders Under Certain Circumstances.

(a) If at any time (x) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01(a) or (c), or Section 3.04 as a result of any condition described in such Sections or (y) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender (in its capacity as a Lender) by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that (i) in the case of any Eligible Assignees in respect of Non-Consenting Lenders, the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree and (ii) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register. Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Loans, (ii) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 10.04 and Section 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c) [Reserved]

(d) In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08 Survival. The Borrower’s obligations under this Article 3 shall survive any assignment of rights by, or the replacement of, a Lender and the termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01 Conditions to Initial (Closing Date) Credit Extension. The obligation of each Lender to make the Credit Extensions hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, subject in all respects to the final paragraph of this Section 4.01:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or electronic copies (followed promptly by originals) unless otherwise specified, and each executed by a Responsible Officer of the Borrower:

(i) executed counterparts of this Agreement; and

(ii) a Term Note executed by the Borrower in favor of each Lender requesting a Term Note at least two (2) Business Days prior to the Closing Date, if any.

(b) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or electronic copies (followed promptly by originals) unless otherwise specified;

(i) (A) an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, counsel to the Borrower, dated the Closing Date and addressed to each Arranger, the Administrative Agent and the Lenders, substantially in the form previously provided to the Administrative Agent and (B) an opinion of Wollmuth Maher & Deutsch LLP, New York local counsel to the Borrower, dated the Closing Date and addressed to each Arranger, the Administrative Agent and the Lenders, substantially in the form previously provided to the Administrative Agent;

(ii) (A) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of the Borrower, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State or similar Governmental Authority and (B) a certificate of a Responsible Officer of the Borrower dated the Closing Date and certifying (1) to the effect that (w) attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Closing Date, (x) attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (y) the certificate or articles of incorporation or organization of the Borrower have not been amended since the date of the last amendment thereto furnished pursuant to clause (A) above, and that such certificate or articles are in full force and effect, and (2) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of the Borrower and signed by another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this clause (B);

(iii) a certificate signed by a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in paragraphs (d) and (e) of this Section 4.01;

(iv) executed counterparts to the Pledge Agreement, duly executed and signed by the Borrower, together with certificates representing the Pledged Equity referred to therein, accompanied by undated stock power executed in blank; and

(v) a certificate from the chief financial officer or the treasurer of the Borrower, substantially in the form of Exhibit Q, certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent.

(c) To the extent requested by the Administrative Agent in writing not less than five (5) Business Days prior to the Closing Date, the Administrative Agent shall have received, prior to the Closing Date, all documentation and other information with respect to the Borrower required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(d) The representations and warranties made by the Borrower contained in Article 5 or any other Loan Document shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of the Closing Date.

(e) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom (assuming that all of the Transactions were consummated on the Closing Date).

(f) [Reserved].

(g) All fees and expenses due to the Arranger and the Lenders required to be paid on the Closing Date from the proceeds of the initial fundings under the Credit Extensions shall be paid.

(h) The Administrative Agent shall have received a Request for Credit Extension relating to the initial Credit Extensions.

Section 4.02 Conditions to All Credit Extensions After the Closing Date. The obligation of each Lender to honor any Request for Credit Extension (other than in connection with a Credit Extension to be made on the Closing Date) is subject to satisfaction of the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article 5 or any other Loan Document shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if qualified by materiality) as of such earlier date and (ii) that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent financial statements furnished prior to the Closing Date or pursuant to Section 6.01(a) and Section 6.01(b).

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) Each Request for Credit Extension (other than a Credit Extension to be made on the Closing Date) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and Section 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

On the Closing Date and on the date of each subsequent Credit Extension, the Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. The Borrower and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention.

(a) The execution, delivery and performance by the Borrower of each Loan Document is within the Borrower’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action.

(b) (i) The execution, delivery and performance by the Borrower of each Loan Document and (ii) as of the Closing Date only, the consummation of the Transactions (other than the transactions described in clause (i)) do not and will not (A) contravene the terms of any of the Borrower’s Organization Documents, (B) conflict with or result in any default, breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x)(1) any Junior Financing Documentation or (2) any other Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of Borrower or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (C) violate any Law; except with respect to any conflict, default, breach, contravention, payment or violation referred to in clause (B) or clause (C), to the extent that such conflict, breach, contravention, payment or violation could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by the Borrower of this Agreement or any other Loan Document or (b) the grant by the Borrower of the Liens granted by it pursuant to the Pledge Agreement, (c) the perfection or maintenance of the Liens created under the Pledge Agreement (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Pledge Agreement, except for (i) filings and other actions necessary to perfect the Liens on the Collateral granted by the Borrower in favor of the Secured Parties as specified in the Pledge Agreement, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by the Borrower. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Borrower has heretofore furnished to the Lenders the Borrower’s (i) consolidated balance sheets and related statements of income, shareholders’ deficit and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for each fiscal year of the Borrower in the three-fiscal year period ended on December 31, 2010, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP and (ii) unaudited consolidated balance sheets and related statements of income, shareholders’ deficit and cash flows of the Borrower and its consolidated Subsidiaries as of and for each subsequent fiscal quarter ended at least ninety (90) days prior to the Closing Date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject, in the case of quarterly financial statements, to the absence of footnotes and to normal year-end adjustments.

(b) Since December 31, 2010, there has not been any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

(c) The forecasts of consolidated balance sheet, income statement and cash flow statement of the Borrower and its Subsidiaries for each fiscal year of the Borrower ending after the Closing Date through the fiscal year ending December 31, 2016, copies of which have been furnished to the Administrative Agent and the Lenders prior to the Closing Date, have been prepared in good faith based upon reasonable assumptions at the time made in light of the conditions existing at the time of delivery of such forecasts, it being understood that such forecasts, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such forecasts may differ significantly from the forecasted results and that such differences may be material and that such forecasts are not a guarantee of financial performance.

Section 5.06 Litigation. Except as disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) as of the Closing Date, purport to affect or pertain to this Agreement or any other Loan Document or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 Ownership of Property; Liens. The Borrower and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business and to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08 Environmental Compliance.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries and their respective operations, facilities and properties is in compliance with all applicable Environmental Laws.

(b) There are no actions, suits, proceedings, notices, demands or claims alleging potential liability or responsibility for violation of, or liability under, any Environmental Law and relating to businesses, operations or properties of the Borrower or its Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as disclosed in Schedule 5.08 or as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the

CERCLIS or any analogous foreign, state or local list; (ii) there are no and, to the knowledge of the Borrower, there never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been discharged, treated, stored or disposed of on, at or under any property currently owned or operated by the Borrower or any of its Subsidiaries or, to its knowledge, on, at or under any property formerly owned, leased or operated by the Borrower or any of its Subsidiaries during or prior to the period of such ownership or operation; (iii) there is no asbestos or asbestos-containing material on or at any property currently owned or operated by the Borrower or any of its Subsidiaries which constitutes a violation of Environmental Laws or requires response or corrective action under Environmental Laws; and (iv) there has been no Release of Hazardous Materials on, at, under or from any property currently or to the knowledge of the Borrower formerly owned or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any offsite locations to which the Borrower or its Subsidiaries sent any Hazardous Materials for treatment or disposal.

(d) No property currently owned or operated by the Borrower or any of their respective Subsidiaries contains any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require response or other corrective action under, or (iii) could result in the Borrower incurring liability under Environmental Laws, which violations, corrective actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(e) Except as disclosed in Schedule 5.08, neither the Borrower nor any of its Restricted Subsidiaries is undertaking, or paying for, either individually or together with other potentially responsible parties, any investigation or assessment or response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for any such investigation or assessment or response or other corrective action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries have been disposed of in a manner which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 5.09 Taxes. The Borrower and the Restricted Subsidiaries have timely filed all tax returns and reports required to be filed, has timely paid all taxes levied or imposed upon it or its properties, income or assets (including in its capacity as a withholding agent) and has made adequate provision (in accordance with GAAP) for all Taxes not yet due and payable, except (a) those Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing, payment or provision could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no current, pending or threatened audits, assessments, deficiencies, proceedings or claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.10 ERISA Compliance.

(a) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS or an application for such a letter has been or will be submitted to the IRS within the applicable required time period with respect thereto and, to the knowledge of the Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification. Each of the Borrower and each ERISA Affiliate have made, in all material respects, all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan, Foreign Plan or Foreign Benefit Arrangement that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension

Plan (or similar occurrence with respect to any Foreign Plan or Foreign Benefit Arrangement) that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, and none of the Borrower or any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, in each case, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) Each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except for any noncompliance which could not reasonably be expected to result in a Material Adverse Effect. None of the Borrower or any ERISA Affiliate has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.11 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower and its Subsidiaries do not have any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in each Restricted Subsidiary are owned directly or indirectly by the Borrower as set forth in Schedule 5.11 and are free and clear of all Liens prohibited by Section 7.01. As of the Closing Date, Schedule 5.11 (i) sets forth the name and jurisdiction of each Subsidiary, and (ii) sets forth the ownership interest of the Borrower and any Subsidiary in each Subsidiary, including the percentage of such ownership if the Borrower owns, directly or indirectly, less than 100%.

Section 5.12 Margin Regulations; Investment Company Act.

(a) No proceeds of any Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U issued by the FRB).

(b) Neither the Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower or any Restricted Subsidiary to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (as modified or supplemented by other information so furnished); provided that (a) with respect to financial estimates, projected financial information and other forward-looking information, the Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such projections may differ significantly from the projected results and that such differences may be material and that such projections are not a guarantee of financial performance and (b) no representation is made with respect to information of a general economic or general industry nature.

Section 5.14 Intellectual Property; Licenses, Etc. Each of the Borrower and its Restricted Subsidiaries owns, or possesses the right to use, all of the patents, trademarks, service marks, trade dress, Internet domain names, copyrights, trade secrets, and know-how, and applications for registration of or goodwill associated with the foregoing, as applicable (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent such failure to own or possess the right to use or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the conduct of the Borrower and its Restricted Subsidiaries’ business does not infringe upon the intellectual property rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15 Solvency. On the Closing Date, after giving effect to the consummation of the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.16 Perfection, Etc. Except as otherwise contemplated hereby or under any other Loan Documents, all filings and other actions necessary to perfect and protect the Liens on the Collateral created under, and as required by the Pledge Agreement have been duly made or taken or otherwise provided for (to the extent required hereby or by the Pledge Agreement) in a manner reasonably acceptable to the Administrative Agent and are in full force and effect and the Pledge Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions (to the extent required hereby or by the Pledge Agreement), perfected first priority Lien in the Collateral, securing the payment and performance of the Obligations, subject only to Liens permitted by Section 7.01. The Borrower is the legal and beneficial owner of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

Section 5.17 Compliance with Laws Generally. Neither the Borrower nor any of its Subsidiaries or any of its respective material properties, or the use of such material properties, is in violation of any Law, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, except for such violations or defaults that (a) are being contested in good faith by appropriate proceedings or (b) individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.18 Labor Matters. Except as in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened.

Section 5.19 Senior Debt. The Obligations constitute “Senior Debt” and “Designated Senior Debt” (or any other terms of similar meaning and import) under any Permitted Subordinated Indebtedness (to the extent the concept of Designated Senior Debt (or similar concept) exists therein), or any subordinated Permitted Refinancing thereof (to the extent the concept of Designated Senior Debt (or similar concept) exists therein).

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and (except in the case of the covenants set forth in Section 6.01, Section 6.02, Section 6.03 and Section 6.15) shall cause, each Restricted Subsidiary to, comply with the following covenants:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender (provided any of the information required pursuant to this Section 6.01 shall be deemed validly delivered as provided in the last paragraph of Section 6.02):

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and as of the end of the prior fiscal year, consolidated statements of income or operations for such fiscal quarter and for the same period in the prior fiscal year and consolidated statements of income or operations and cash flows for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) [Reserved]; and

(d) for any period for which the Unrestricted Subsidiaries, taken together, are reasonably anticipated by the Borrower to have had revenues or total assets in an amount that is equal to or greater than 5.0% of the consolidated revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries, simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to any financial statements of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any other direct or indirect parent of the Borrower or (B) the Borrower’s or any direct or indirect parent of the Borrower, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), to the extent such financial statements relate to any direct or indirect parent of the Borrower, such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as fairly presenting such information.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements; it being understood that the obligation under this Section 6.02(a) shall be satisfied regardless of whether such certificate is obtained if the Borrower shall have used commercially reasonable efforts to obtain such certificate;

(b) [Reserved];

(c) promptly after the same are publicly available, (i) after a Qualifying IPO copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and (ii) copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any other Restricted Subsidiary may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto (other than comment letters from the SEC, the contents of which are not materially adverse to the Lenders);

(d) promptly after the furnishing thereof, copies of any material requests or material notices received by the Borrower from, or material statement or material report furnished to, any holder of debt securities of the Borrower pursuant to the terms of any Junior Financing Documentation with respect to a Specified Junior Financing Obligation and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) promptly after the receipt thereof by the Borrower or any of its Restricted Subsidiaries, copies of each notice or other written correspondence received from the SEC (or comparable agency in any applicable non-US jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of the Borrower or any of its Restricted Subsidiaries to the extent such investigation or inquiry, if resolved unfavorably to the Borrower or such Restricted Subsidiary, could reasonably be expected to have a Material Adverse Effect;

(f) [Reserved]; and

(g) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.01 and 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 (or other website identified to the Administrative Agent); or (ii) on which such documents are delivered by the Borrower to the Administrative Agent to be posted on the Borrower’s behalf on IntraLinks/or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including the SEC) or whether sponsored by the Administrative Agent); provided that (A) upon the request of the Administrative Agent (who shall notify each Lender), the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery of or maintaining its copies of such documents. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information (“MNPI,” which, for the purposes of this Agreement shall be interpreted to mean only any information that you represent consists exclusively of information and documentation that is material with respect to the Borrower or its subsidiaries or any of its or their respective securities for purposes of foreign, United States Federal and state securities laws, except as any of such information or documentation may have been made public; provided, however, that, for purposes of this Agreement, MNPI shall not be deemed to include information and documentation that is of a type that would be required under applicable securities laws to have been made publicly available if the Borrower were a public reporting company) with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that all Borrower Materials that are to be made available to Public Lenders shall be clearly designated as such, and that the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”; and (z) the Administrative Agent and the Arranger shall be entitled to treat the Borrower Materials that are not designated as “PUBLIC” as being suitable only for posting on a portion of the Platform designated “Private Lender.”

Section 6.03 Notices. Promptly after any Responsible Officer obtaining actual knowledge thereof, notify the Administrative Agent of the occurrence of any Default. Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to this Section 6.03 and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower or the applicable Subsidiary has taken and proposes to take with respect thereto.

Section 6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities (including Taxes) except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05, and, in the case of any Restricted Subsidiary to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its Material Intellectual Property, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear, casualty and condemnation excepted and excepting also any obligations that are the obligations of the landlord under any lease.

Section 6.07 Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

Section 6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09 [Reserved].

Section 6.10 [Reserved].

Section 6.11 Use of Proceeds. Use the proceeds of the Term Loans to finance in part the Transactions (including fees and expenses incurred in connection with the Transactions).

Section 6.12 Future Guarantors. The Borrower will cause each Restricted Subsidiary that is not then a Guarantor and that guarantees any Indebtedness of the Borrower to, in each case substantially concurrently therewith, execute and deliver to the Administrative Agent an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such Restricted Subsidiary will guarantee the Obligations under this Agreement.

Section 6.13 [Reserved].

Section 6.14 Further Assurances. Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of the Pledge Agreement or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time for the purposes of perfecting (or continuing the perfection of) the rights of the Administrative Agent for the benefit of the Secured Parties with respect to the Collateral.

Section 6.15 Designation of Subsidiaries. The board of directors of the Borrower may at any time designate any Restricted Subsidiary (excluding Opco) as an Unrestricted Subsidiary (including any newly acquired or newly formed Restricted Subsidiary at or prior to the time it is so acquired or formed) or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing, (b) notwithstanding anything else in this Section 6.15 to the contrary, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary and (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of such Person’s (as applicable) investment therein and the Investment resulting from such designation must otherwise be in compliance with Section 7.02. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. As of the date hereof, any Unrestricted Subsidiaries of the Borrower are set forth in Schedule 6.15.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall not, and (except in the case of the covenants set forth in Section 7.01 and Section 7.13) shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01 Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness on any asset or property of the Borrower, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Obligations are equally and ratably secured (or, in the case of any Lien securing Junior Financing of the Borrower, the Liens securing the Obligations are senior in priority to such Liens securing Junior Financing), except that the foregoing shall not apply to:

(a) Liens pursuant to any Loan Document;

(b) Liens on property of the Borrower existing on the date hereof and listed in Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof, and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;

(c) Liens for Taxes which are not due and payable except for those being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory Liens and any Liens arising by operation of law in each case of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue (i) no action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Borrower or any of its Restricted Subsidiaries or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by the Borrower or any of its Restricted Subsidiaries to support the payments of the items set forth in clauses (i) and (ii) of this Section 7.01(e);

(f) (i) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 7.01(f);

(g) matters of record affecting title to any owned or leased real property and survey exceptions, encroachments, protrusions, recorded and unrecorded servitudes, easements, restrictions, reservations, licenses, rights-of-way, sewers, electric lines, telegraphs and telephone lines, variations in area or measurement, rights of parties in possession under written leases or occupancy agreements, and other title defects and non-monetary encumbrances affecting real property, and zoning, building or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case that were not incurred in the connection with Indebtedness and which could not, individually or in the aggregate, materially and adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within two hundred seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens (except in the case of any Permitted Refinancing) and (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case under this clause (m)(i), solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition, and (ii) earnest money deposits of cash or Cash Equivalents made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(n) [Reserved.];

(o) Liens in favor of a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d); provided that any such Lien on Collateral shall be expressly junior in priority to the Liens on such Collateral granted to the Administrative Agent for the benefit of the Secured Parties under the Loan Documents and all documentation with respect to such lien priority shall be in the form and substance reasonably satisfactory to the Administrative Agent;

(p) [reserved.];

(q) Liens arising from precautionary UCC financing statement filings (or similar filings under other applicable Law) regarding leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and not prohibited by this Agreement;

(s) any interest and title of a lessor, sublessor, licensor or sublicensor under any lease, sublease or license agreement entered into in the ordinary course of business;

(t) to the extent constituting Liens, Dispositions expressly permitted under Section 7.05 (other than Section 7.05(e));

(u) Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $75,000,000;

(v) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower in the ordinary course of business;

(w) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(z) Liens deemed to exist in connection with Investments in repurchase agreements referred to in clause (d) of the definition of “Cash Equivalents”;

(aa) Liens on the Collateral (which Liens shall be pari passu with the Liens on the Collateral securing the Obligations) securing (i) Indebtedness permitted to be incurred by the Borrower or its Restricted Subsidiaries (other than Opco or an Opco Restricted Subsidiary) under Section 7.03(r) or (ii) Indebtedness permitted to be incurred under Section 7.03(x);

(bb) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; and

(cc) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and franchise agreements entered into in the ordinary course of business.

Section 7.02 Investments. Make or hold any Investments, except:

(a) Investments by the Borrower or any Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, members of management, and employees of the Borrower or (to the extent relating to the business of the Borrower and its Restricted Subsidiaries) any direct or indirect parent thereof, or any Restricted Subsidiary (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) in connection with such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent thereof;

(c) Investments by any (i) Restricted Subsidiary in another Restricted Subsidiary, (ii) any Restricted Subsidiary in the Borrower and (iii) by the Borrower in any Restricted Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and prepayments and repurchases of Indebtedness expressly permitted by Section 7.01, Section 7.03 (other than Sections 7.03(c) and (d)), Section 7.04 (other than Section 7.04(c)(i)), Section 7.05 (other than Sections 7.05(d) and (e)), Section 7.06 (other than Section 7.06(e)(v)), Section 7.13 and Section 10.07(l), respectively;

(f) Investments of the Borrower and its Subsidiaries existing or contemplated on the date hereof or as set forth in Schedule 7.02(f) and any modification, replacement, renewal or extension thereof as in effect on the date hereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted by Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of all or substantially all of the assets or business of, any Person, or of assets constituting a business unit, a line of business or division of, any Person, or of the Equity Interests in a Person that, upon the consummation thereof, will be owned directly by the Borrower or one or more of its Restricted Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each such purchase or other acquisition made pursuant to this Section 7.02(i) (each of the foregoing, a “Permitted Acquisition”):

(A) (1) such Person becomes a Restricted Subsidiary, (2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets or business to, or is liquidated into, the Borrower or a Restricted Subsidiary or (3) the assets being acquired are held by the Borrower or a Restricted Subsidiary; and

(B) the Borrower shall have delivered to the Administrative Agent, no later than the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(j) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers;

(k) Investments (including debt obligations and Equity Interests) received in connection with (x) the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (y) the non-cash proceeds of any Disposition permitted by Section 7.05;

(l) loans and advances to the Borrower or any direct or indirect parent thereof in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to any direct or indirect parent of the Borrower in accordance with Section 7.06; provided that any Investment made under this Section 7.02(l) shall reduce dollar for dollar capacity to make Restricted Payments under Section 7.06;

(m) Investments that do not exceed (x) $500,000,000 at any time outstanding, plus (y) the Cumulative Amount at the time of such Investment;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p) Investments to the extent the consideration paid therefor consists solely of Equity Interests (other than Disqualified Equity Interests) of the Borrower or any direct or indirect parent thereof;

(q) Investments consisting of promissory notes issued by Borrower to future, present or former officers, directors and employees, members of management, or consultants of the Borrower or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests (other than Disqualified Equity Interests) of the Borrower or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is permitted by Section 7.06;

(r) Investments held by a Person that becomes a Restricted Subsidiary (or is merged, amalgamated or consolidated with or into the Borrower or a Restricted Subsidiary) pursuant to this Section 7.02 (and, if applicable, Section 7.04) after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation;

(s) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, franchisees, franchisors, licensors and licensees in the ordinary course of business;

(t) [reserved];

(u) Investments in Samsung JV and NQ Fund not to exceed $75,000,000 in the aggregate as described in Schedule 7.02(u);

(v) Investments by Non-U.S. Subsidiaries not to exceed $150,000,000 at any time outstanding; and

(w) Investments by the Borrower or any Restricted Subsidiary that consist (i) of the transfer of Equity Interests of a Non-U.S. Subsidiary to another Non-U.S. Subsidiary, joint venture or partnership or (ii) the transfer of economic and beneficial ownership of non-U.S. intellectual property rights to a Non-U.S. Subsidiary on arm’s-length terms and for consideration consisting of cash and promissory notes.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower under the Loan Documents, including any Term Loans deemed to be incurred by the Borrower as PIK Interest pursuant to Section 2.08(d);

(b) Indebtedness of the Borrower and its Subsidiaries outstanding on the date hereof (other than Indebtedness outstanding under the Opco Credit Agreement) and listed in Schedule 7.03(b) and any Permitted Refinancing thereof;

(c) Guarantees by the Borrower or any Restricted Subsidiary in respect of Indebtedness of the Borrower or such Restricted Subsidiary otherwise permitted hereunder and to the extent permitted by Section 7.02; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting a Specified Junior Financing Obligation shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the applicable Guaranty to the extent required by Section 6.12 and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness;

(d) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary to the extent such Investment is permitted by Section 7.02;

(e) Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i) and any Permitted Refinancing thereof; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of (A) $115,000,000 and (B) 5.75% of Total Assets as of the end of the Test Period;

(f) Indebtedness of Restricted Subsidiaries that are not Loan Parties (as defined in the Opco Credit Agreement) in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding the greater of (A) $115,000,000 and (B) 5.75% of Total Assets as of the end of the Test Period;

(g) Indebtedness in respect of Swap Contracts not incurred for speculative purposes;

(h) Indebtedness (other than for borrowed money) subject to Liens permitted under Section 7.01;

(i) (A) Indebtedness (not constituting Disqualified Equity Interests) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition; provided that both immediately prior and after giving effect to any Indebtedness incurred pursuant to this clause (i)(A), (x) if incurred by the Borrower or its Restricted Subsidiaries (other than Opco or an Opco Restricted Subsidiary), the Total Leverage Ratio of the Borrower and its Restricted Subsidiaries shall be no greater than the greater of (1) 6.50 to 1.0 as of the end of the Test Period last ended, after giving effect to such Permitted Acquisition and the assumption, incurrence or issuance of such Indebtedness and (2) the Total Leverage Ratio of the Borrower and its Restricted Subsidiaries immediately prior to the consummation of such Permitted Acquisition and (y) if incurred by Opco or an Opco Restricted Subsidiary, the Total Leverage Ratio of Opco and the Opco Restricted Subsidiaries shall be no greater than the greater of (1) 6.50 to 1.0 as of the end of the Test Period last ended, after giving effect to such Permitted Acquisition and the assumption, incurrence or issuance of such Indebtedness and (2) the Total Leverage Ratio of Opco and the Opco Restricted Subsidiaries immediately prior to the consummation of such Permitted Acquisition and (B) any Permitted Refinancing thereof;

(j) Indebtedness representing deferred compensation to employees of the Borrower or any Restricted Subsidiary;

(k) Indebtedness constituting obligations for indemnification, the adjustment of the purchase price or similar adjustments incurred under agreements for a Permitted Acquisition or Disposition;

(l) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(n) Indebtedness in an aggregate principal amount not to exceed $200,000,000 any time outstanding;

(o) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;

(q) obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) (i) Indebtedness so long as (x) if incurred by the Borrower or any of its Restricted Subsidiaries (other than Opco and its Subsidiaries), on a Pro Forma Basis after giving effect to such incurrence, the Total Leverage Ratio of the Borrower and its Restricted Subsidiaries shall be no greater than 6.50 to 1.0, (y) if incurred by Opco or any of the Opco Restricted Subsidiaries, on a Pro Forma Basis after giving effect to such incurrence, the Total Leverage Ratio of Opco and the Opco Restricted Subsidiaries shall be no greater than 6.50 to 1.0, and (z) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) any Permitted Refinancing of Indebtedness incurred pursuant to clause (i);

(s) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(t) Indebtedness to current or former officers, directors, managers, consultants and employees, their Controlled Investment Affiliates or Immediate Family Members to finance the purchase or redemption of Equity Interests (other than Disqualified Equity Interests) of the Borrower (or any direct or indirect parent thereof) permitted by Section 7.06;

(u) [reserved.];

(v) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(w) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v);

(x) Permitted Refinancing Debt and any Permitted Refinancing thereof;

(y) Indebtedness of any Non-U.S. Subsidiary to the Borrower or any Restricted Subsidiary representing (i) the deferred payment of the purchase price for the sale of Equity Interests of a Non-U.S. Subsidiary by the Borrower or a Restricted Subsidiary to such Non-U.S. Subsidiary, (ii) the purchase price of non-U.S. intellectual property rights to the extent such Investment is permitted by Section 7.02(w)(ii) or an allocation of development costs for intellectual property used by any Non-U.S. Subsidiary or (iii) a management or other fee owed to the Borrower for services provided by the Borrower to such Non-U.S. Subsidiary; and

(z) the incurrence by Opco or any Opco Restricted Subsidiary of Indebtedness under one or more Credit Agreements together with the incurrence by Opco and any Opco Restricted Subsidiaries of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount outstanding at any one time not to exceed (x) $2,500.0 million plus (y) additional Indebtedness of Opco or any Opco Restricted Subsidiary so long as, after giving effect to such incurrence, the Senior Secured Leverage Ratio of Opco and the Opco Restricted Subsidiaries shall be no greater than 4.25 to 1.0 as of the end of the Test Period then last ended less (z) the amount of all mandatory principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) actually made by any obligor thereunder in respect of Indebtedness thereunder with net proceeds from any asset sales.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness shall in each case not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, except that:

(a) any Restricted Subsidiary may merge with or liquidate into (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction so long as the Borrower remains organized under the laws of the United States, any state thereof or the District of Columbia (the “Jurisdictional Requirements”)); provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries; provided that to the extent constituting an Investment, such Investment must be an Investment permitted by Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03;

(b) (i) any Subsidiary that is not a Restricted Subsidiary may merge or consolidate with or into any other Subsidiary that is not a Restricted Subsidiary and (ii) any Subsidiary (other than the Borrower) may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower;

(c) the Borrower or any Restricted Subsidiary may merge with any other Person in order to (i) effect an Investment permitted pursuant to Section 7.02 (provided that (A) the continuing or surviving Person shall be a Restricted Subsidiary, to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02) or (ii) to effect the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 6.15; provided that if the Borrower is a party to any transaction effected pursuant to this Section 7.04(c), (A) the Borrower shall be the continuing and surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent, (B) the Jurisdictional Requirements shall be satisfied, and (C) no Event of Default shall have occurred and be continuing or would result therefrom;

(d) so long as no Default exists or would result therefrom, the Borrower may (i) merge with any other Person; provided that the Borrower shall be the continuing or surviving corporation and the Jurisdictional

Requirements shall be satisfied or (ii) change its legal form to a limited liability company if the Borrower determines in good faith that such action is in the best interests of the Borrower; and

(e) so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected; provided that if the Borrower is a party to any transaction effected pursuant to this Section 7.04(e), (i) the Borrower shall be the continuing or surviving Person and (ii) the Jurisdictional Requirements shall be satisfied.

Section 7.05 Dispositions. Make any Disposition except:

(a) Dispositions of obsolete, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b) Dispositions of inventory and equipment in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by the Borrower or any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary (including any such Disposition effected pursuant to a merger, liquidation or dissolution); provided that if the transferor of such property is a “Guarantor” under the Opco Credit Agreement or the Borrower to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03;

(e) Dispositions permitted by Section 7.02 (other than Section 7.02(e)), Section 7.04 (other than Section 7.04(e)) and Section 7.06 (other than Section 7.06(d)) and Liens permitted by Section 7.01;

(f) [Reserved];

(g) Dispositions of Cash Equivalents;

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;

(j) transfers of property subject to Casualty Events upon receipt of the net cash proceeds of such Casualty Event;

(k) Dispositions of property by the Borrower or any Restricted Subsidiary; provided that (i) at the time of such Disposition, (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist, and (ii) with respect to any Disposition pursuant to this Section 7.05(k) for a purchase price in excess of the greater of (x) $60,000,000 and (y) 3.0% of Total Assets as of the end of the Test Period last ended, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received other than Liens permitted by Section 7.01) (it being understood that for the purposes of this clause (k)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition, (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $50,000,000 and 2.5% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(l) Dispositions of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements in effect on the Closing Date;

(m) Dispositions in the ordinary course of business consisting of the abandonment of IP Rights which, in the reasonable good faith determination of the Borrower or any Restricted Subsidiary, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business (it being understood and agreed that no Material Intellectual Property may be Disposed of in reliance on this clause (m));

(n) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(o) Dispositions of Investments in Samsung JV and NQ Fund as described in Schedule 7.02(u); and

(p) Dispositions of the Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(d), Section 7.05(e), Section 7.05(h), Section 7.05(j) and Section 7.05(m)), shall be for no less than the fair market value of such property at the time of such Disposition.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except (subject to the proviso in Section 7.02(l)):

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary with respect to any class or type of Equity Interests, to (i) the Borrower or such Restricted Subsidiary and (ii) to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of such class or type of Equity Interests);

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) the Borrower and its Restricted Subsidiaries may make Restricted Payments necessary to consummate the Transactions;

(d) to the extent constituting Restricted Payments, transactions expressly permitted by Section 7.02 (other than Section 7.02(e), (l) and (q)), Section 7.04, or Section 7.05 (other than Section 7.05(e));

(e) the Borrower and its Restricted Subsidiaries may make Restricted Payments:

(i) with respect to any taxable period during which the Borrower or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which its direct or indirect parent is the common parent, the proceeds of which shall be used to pay the portion of such tax group’s actual cash income tax liability attributable to the taxable income of the Borrower and the Subsidiaries of the Borrower, in an amount not to exceed the amount of the income tax liability that would have been payable by the Borrower or its Subsidiaries on a stand-alone basis; provided that such distribution shall be reduced by any portion of such Taxes directly paid by Borrower or any of its Subsidiaries; and provided, further, that any payments attributable to the income of Unrestricted Subsidiaries shall be permitted only to the extent that cash payments were made for such purpose by the Unrestricted Subsidiaries to the Borrower or its Restricted Subsidiaries;

(ii) the proceeds of which shall be used to pay (or to make a payment to any direct or indirect parent to enable it to pay) any direct or indirect parent’s operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors or officers of any such entity attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(iii) the proceeds of which shall be used to pay (or to make a payment to any direct or indirect parent to enable it to pay) franchise and similar non-income taxes and other fees and expenses required to maintain the corporate existence of the Borrower or any direct or indirect parent thereof;

(iv) the proceeds of which shall be used to pay (or to make a payment to any direct or indirect parent to enable it to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower or any direct or indirect parent of the Borrower held by any future, present or former employee, director, officer, member of management or consultant of the Borrower or any direct or indirect parent thereof, or any of its Subsidiaries (or any Controlled Investment Affiliate or Immediate Family Member thereof); provided that the aggregate amount of Restricted Payments made under this clause (e)(iv) does not exceed in any calendar year $20,000,000 (or, after a Qualifying IPO, $25,000,000) (with unused amounts in any calendar year being carried over to the two (2) immediately succeeding calendar years, subject to a maximum of $40,000,000 in any calendar year (or, after a Qualifying IPO, $50,000,000)); and provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower or any direct or indirect parent thereof to employees, directors, officers, members of management or consultants of the Borrower or any direct or indirect parent thereof or of its Subsidiaries that occurs after the Closing Date to the extent such proceeds constitute Eligible Equity Proceeds plus (B) the cash proceeds of key man life insurance policies received by any direct or indirect parent of the Borrower (to the extent such proceeds are contributed to or received by the Borrower), the Borrower or any Restricted Subsidiary after the Closing Date (provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (e)(iv);

(v) the proceeds of which shall be used to finance (or to make a payment to any direct or indirect parent to enable it to finance) any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment and (B) any direct or indirect parent of the Borrower shall, immediately following the closing or consummation thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower in order to consummate such Permitted Acquisition;

(vi) the proceeds of which shall be used to make (or to make a payment to any direct or indirect parent to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any direct or indirect parent thereof; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 7.06 (as determined in good faith by the board of directors or the managing board, as the case may be, of the Borrower or any direct or indirect parent thereof (or any authorized committee thereof));

(vii) the proceeds of which shall be used to pay (or to make a payment to any direct or indirect parent to enable it to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering not prohibited by this Agreement (in the case of any such parent or indirect parent, only to the extent such parent or indirect parent does not hold material assets other than those relating to the Borrower and its Subsidiaries or their respective businesses);

(viii) the proceeds of which shall be used to pay (or to make a payment to any direct or indirect parent to enable it to pay) customary salary, bonus and other benefits payable to officers and employees of the Borrower or any direct or indirect parent thereof to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries; and

(ix) the proceeds of which shall be used to pay (or to make a payment to any direct or indirect parent to enable it to pay) amounts of the type described in Sections 7.08(g) or 7.08(h), in each case to the extent the applicable payment would be permitted under the applicable clause in Section 7.08 if such payment were to be made by the Borrower or its Restricted Subsidiaries and in lieu of such payment being made under such applicable clauses of Section 7.08;

(f) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount that does not exceed the sum of (i) $215,000,000 (such amount to be reduced on a dollar-for-dollar basis by any use of this Section 7.06(f)(i) reallocated to prepayments of Junior Financings pursuant to Section 7.13(i)) and (ii) the Cumulative Amount as in effect immediately prior to the time of making of such Restricted Payment;

(g) repurchases of Equity Interests in any direct or indirect parent company of the Borrower, the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(h) payments made or expected to be made by the Borrower or any of its Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(i) cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities, convertible or exchangeable for Equity Interests of Borrower or any direct or indirect parent company of Borrower;

(j) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Cumulative Amount shall not be negative after giving effect thereto, the declaration and payment of dividends and distributions on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent entity of the Borrower to fund a payment of dividends on such entity’s common stock), following the consummation of the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parent companies after the Closing Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8; and

(k) the Closing Date Distribution.

Section 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among the Borrower and its Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary as a result of such transaction, (b) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions, including the payment of fees and expenses in connection with the consummation of the Transactions, (d) Investments by the Borrower and the Subsidiaries to the extent permitted by Section 7.02 (b), (c), (d), (l), (n), (o), (p), (q), (r), (s), (u), (v) or (w) and Restricted Payments by the Borrower and the Subsidiaries to the extent permitted by Section 7.06, (e) entering into employment and severance arrangements between any direct or indirect parent of the Borrower, the Borrower and its Restricted Subsidiaries and their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Person, (f) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of the Borrower or any direct or indirect parent thereof, or any Restricted Subsidiaries of the Borrower, to the extent attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries, as determined in good faith by the board of directors or senior management of the relevant Person, (g) the payment of fees, expenses, indemnities or other payments pursuant to, and transactions pursuant to, the permitted agreements in existence on the Closing Date and set forth in Schedule 7.08 or any amendment thereto to the extent such an amendment is not materially disadvantageous to the Lenders, (h) the payment of (A) (1) so long as no Event of Default under Section 8.01(a) or (f) shall have occurred and is continuing or shall result therefrom, management, consulting, monitoring, advisory fees and other fees (including termination fees to the extent funded with proceeds from a Permitted Equity Issuance) pursuant to the Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees accrued in any prior year) and (2) indemnities and expenses to the Sponsors pursuant to the Management Agreement, and (B) customary compensation to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees (including in connection with acquisitions and Dispositions which are not set forth in the Management Agreement), in each case under this clause (B) approved by a majority of the disinterested members of the board of directors of the Borrower, in good faith, (i) employment and severance arrangements between the Company Parties and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements, (j) investments by the Investors and Permitted Holders in securities of the Borrower or any of its Restricted Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities, (k) payments required by securities held by the Investors and Permitted Holders to the extent such securities were acquired as contemplated by clause (j) above or were acquired from third parties, (l) payments to or from, and transactions with, Joint Ventures in the ordinary course of business, (m) payments by any direct or indirect parent of the Borrower, the Borrower and its Restricted Subsidiaries pursuant to tax sharing agreements among any direct or indirect parent of the Borrower, the Borrower and its Restricted Subsidiaries that comply with Section 7.06(e)(i), (n) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party, (o) transactions between or among Borrower, and/or one or more Subsidiaries to the extent otherwise permitted under this Article 7, and (p) any contribution by any direct or indirect parent of the Borrower to the capital of the Borrower.

Section 7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation that limits the ability of (a) any Restricted Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to or invest in the Borrower or any other Restricted Subsidiary; provided that the foregoing shall not apply to Contractual Obligations which (i) (A) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed in Schedule 7.09 and (B) to the extent Contractual Obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, such Contractual Obligations may set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clauses (a) or (b) that are contained in such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iii) arise in connection with any Disposition permitted by Section 7.05, (iv) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture, (v) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or secured by such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) or that expressly permits Liens for the benefit of the Agents and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis, (vi) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (vii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (viii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (ix) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, (x) arise in connection with cash or other deposits permitted under Section 7.01 or are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xi) are restrictions that arise in connection with intercompany arrangements entered into for tax planning purposes and that can be terminated at the direction of the Borrower or one or more Restricted Subsidiaries, and (xii) are restrictions in any one or more agreements governing Indebtedness entered into after the Closing Date that either (x) contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to the Borrower or any Restricted Subsidiary than those encumbrances and other restrictions that are in effect on the Closing Date pursuant to agreements and instruments in effect on the Closing Date or (y) do not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Borrower in good faith, to make scheduled payments of principal and cash interest (assuming for this purpose that cash interest will be paid on each Interest Payment Date and no PIK Interest will be made on the Loans) on the Loans when due.

Section 7.10 [Reserved].

Section 7.11 [Reserved].

Section 7.12 [Reserved].

Section 7.13 Prepayments, Etc. of Indebtedness. Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Junior Financing or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, for an aggregate purchase price, or in an aggregate prepayment amount, not to exceed $50,000,000, plus (A) unused amounts available to make Restricted Payments under Section 7.06(f)(i) and (B) an amount equal to the Cumulative Amount as in effect immediately prior to the time of making such purchase or prepayment, (ii) a Permitted Refinancing thereof (including through exchange offers and similar transactions), (iii) the conversion of any Junior Financing to Equity Interests of the Borrower or any direct or indirect parent of the Borrower (other than Disqualified Equity Interests) and (iv) with respect to intercompany subordinated indebtedness, to the extent consistent with the subordination terms thereof.

Section 7.14 [Reserved].

Section 7.15 [Reserved].

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay (i) when due, any amount of principal of any Loan, or (ii) within thirty (30) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Defaults. The Borrower or any Restricted Subsidiary fails to perform or observe any covenant or agreement (not specified in Section 8.01(a)) contained in any Loan Document on its part to be performed or observed, and such failure continues for sixty (60) days after notice thereof by the Administrative Agent to the Borrower; or

(c) [Reserved.]

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Restricted Subsidiary herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. The Borrower or any Restricted Subsidiary (i) fails to make any payment at the stated final maturity beyond the applicable grace period with respect thereto, if any, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events not relating to breach by the Borrower or any Restricted Subsidiary pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. The Borrower or any Specified Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding or any similar steps or proceedings under Debtor Relief Laws applicable to any of their Restricted Subsidiaries; or

(g) Inability To Pay Debts; Attachment. (i) The Borrower or any Specified Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) [Reserved]; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments or as a result of a transaction permitted hereunder or thereunder (including under Section 7.04 or Section 7.05)), or purports in writing to revoke or rescind any Loan Document; or

(k) [Reserved]; or

(l) Pledge Agreement. The Pledge Agreement shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or Section 7.05) cease to create a valid and perfected first priority Lien on and security interest in the Collateral covered thereby, subject to Liens permitted under Section 7.01, or the Borrower shall assert in writing such invalidity or lack of perfection or priority (other than in an informational notice to the Administrative Agent), except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Pledge Agreement.

Section 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or any similar Debtor Relief Laws, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3, but not including principal of or interest on any Loan) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the Lenders; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE 9

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers, rights and remedies as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that pursuant to such activities, the Administrative Agent and its Related Parties may receive information regarding the Borrower or any Affiliate of the Borrower (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent and its Related Parties shall be under no obligation to provide such information to them.

Section 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied (or express) duties or obligations arising under the agency doctrine of any applicable Law, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any action (including the failure to take an action) or exercise any powers, except rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i)(A) under or in connection with any of the Loan Documents or (B) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances provided in Section 8.02 and 10.01) or (ii) in the absence of its own gross negligence, or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender; provided, further, that in the event the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders; provided that the failure to give such notice shall not result in an liability on the part of the Administrative Agent.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the representations, warranties, covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the execution, validity, enforceability, effectiveness, genuineness, collectability or sufficiency of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any Collateral, (vi) the financial condition or business affairs of the Borrower or as to the use of the proceeds of the Loans, (vii) the properties, books or records of the Borrower or any Restricted Subsidiary, (viii) the existence or possible existence of any Event of Default or Default or (ix) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, experts or professional advisors. No Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent (other than Competitors). The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory and indemnification provisions of this Article 9 shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against the Borrower and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to the Borrower, Lender or any other Person and none of the Borrower, any Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise against such sub-agent.

Section 9.06 Resignation of Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of removal or resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g)(i) has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after receipt of such removal notice or the retiring Administrative Agent gives notice of its resignation, then the retiring or removed Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent with the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g)(i) has occurred and is continuing); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 9 and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy or completeness of any information provided to Lenders.

Section 9.08 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon all of the Obligations having been paid in full, (ii) that is Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Company Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders or (iv) as expressly provided in the Pledge Agreement; and

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property. In each case as specified in this Section 9.08, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Pledge Agreement; provided that the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents as the Administrative Agent shall reasonably request.

Section 9.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arranger, the Syndication Agent or Co-Documentation Agents and any other Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder, it being understood and agreed that each of the Arranger, the Syndication Agents or Co-Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents and all of the other benefits of this Article 9. Without limitation of the foregoing, neither the Arranger, the Syndication Agents nor Co-Documentation Agents in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, the Borrower or any other Person.

Section 9.10 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) [Reserved].

(c) Should any instrument in writing from the Borrower be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, the Borrower shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.11 Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the obligations of the Borrower or any Guarantor under Section 3.01, each Lender shall, and does hereby, indemnify the Administrative Agent, within thirty (30) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.

Section 9.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its Agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Section 9.13 Right to Indemnity. Each Lender, on a pro rata basis, severally agrees to indemnify the Administrative Agent, to the extent that the Administrative Agent shall not have been reimbursed by the Borrower (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or Section 4.02, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal, premium, interest or fees, without the written consent of each Lender directly affected thereby, it being understood that the waiver of any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) of the third proviso to this Section 10.01) any fees or premium payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Total Leverage Ratio or in the component definitions thereof shall not constitute a reduction in any rate of interest or fees; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01 or the definition of “Required Lenders” without the written consent of each Lender directly and adversely affected thereby;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions (it being understood that a transaction permitted under Section 7.05 shall not constitute the release of all or substantially all of the Collateral), without the written consent of each Lender;

(f) [reserved]; or

(g) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of each Lender increasingly restricted thereby;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document and (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan

Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in this Section 10.01, in the event that the Borrower requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Borrower and the Required Lenders, the Borrower and the Required Lenders shall be permitted to amend the Agreement without the consent of the Non-Consenting Lenders to provide for (a) the termination of the Commitment of each Non-Consenting Lender, at the election of the Borrower and the Required Lenders, (b) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, (c) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Required Lender or Lenders, as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Non-Consenting Lenders immediately before giving effect to such amendment and (d) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (a), (b) and (c).

In addition, notwithstanding anything to the contrary contained in this Section 10.01 or any Loan Document, if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision; provided, however, that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number or electronic mail address specified for such Person on Schedule 10.02 or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a telephone or voice-mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on the Borrower, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in accordance with Section 10.05.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Arranger and the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cahill Gordon & Reindel LLP and, if necessary, of one local counsel in each foreign jurisdiction as agreed between the Administrative Agent and the Borrower, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs of counsel (which counsel shall be limited as provided in Section 10.05). The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid promptly. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If the Borrower fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of the Borrower by the Administrative Agent or any Lender, in its sole discretion.

Section 10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent, each Agent-Related Person, each Arranger, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, attorneys-in-fact, trustees and advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs (which shall be limited to one (1) counsel to the Indemnitees taken as a whole (and in the case of a conflict of interests among or between Indemnitees, one additional counsel to each affected Indemnitee and, if necessary, one local counsel to the Indemnitees taken as a whole in each appropriate jurisdiction)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property or facility currently or formerly owned or operated by the Borrower or any Subsidiary, or liability under any Environmental Law related in any way to the Borrower or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by the Borrower) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) have been determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Indemnitees) or a material breach of the Loan Documents by such Indemnitee (or any of its Related Indemnitees) or (y) arise from claims of any of the Indemnitees solely against one or more Indemnitees (and not by one or more Lenders against the Administrative Agent or one or more of the other Agents) that have not resulted from the action, inaction, participation or contribution of the Borrower, or any of its Affiliates or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors; provided further that Section 3.01 (instead of this Section 10.05) shall govern indemnities with respect to Taxes, except that Taxes representing losses, claims, damages, etc., with respect to a non-Tax claim may be covered by this Section 10.05 (without duplication of Section 3.01). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrower have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid promptly. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For purposes hereof, “Related Indemnitee” of an Indemnitee means (1) any Controlling Person or Controlled affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or Controlled affiliates and (3) the respective agents of such Indemnitee or any of its Controlling Persons or Controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnitee, Controlling Person or such Controlled affiliate; provided that each reference to a Related Indemnitee in this sentence pertains to a Related Indemnitee involved in performing services under this Agreement and the Facilities.

Section 10.06 Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (other than pursuant to the Assumption), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b) or, in the case of any Eligible Assignee that, upon giving effect to such assignment, would be an Affiliated Lender, Section 10.07(k), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or Section 10.07(i), as the case may be, or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $1,000,000 (provided, however, that concurrent assignments to or by Approved Funds will be treated as a single assignment for the purpose of meeting the minimum transfer requirements); (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (but subject to clause (iv) below), each of the Administrative Agent and, so long as no Event of Default in respect of Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i) has occurred and is continuing and the Loans shall have been declared immediately due and payable pursuant to Section 8.02, the Borrower consents to such assignment (each such consent not to be unreasonably withheld or delayed); provided that (x) no consent of the Borrower shall be required prior to the completion of primary syndication of the Term Loans and (y) the Borrower shall be deemed to have consented to any such assignment of Term Loans unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (iii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (iv) the parties (other than the Borrower unless its consent to such assignment is required hereunder) to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) manually execute and deliver to the Administrative Agent an Assignment and Assumption together with a processing and recordation fee of $3,500 (which fee (x) the Borrower shall not have an obligation to pay except as required in Section 3.07 and (y) may be waived by the Administrative Agent in its discretion); provided that only a single processing and recordation fee shall be payable in respect of multiple contemporaneous assignments to Approved Funds with respect to any Lender; (v) the assigning Lender shall deliver any Term Notes evidencing such Loans to the Borrower or the Administrative Agent; and (vi) each assignment by an Affiliated Lender shall be acknowledged by the Borrower. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 10.04 and Section 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Term Note, the Borrower (at its expense) shall execute and deliver a Term Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of its interests in the Loans and amounts due under the Loan Documents as set forth in the Register and as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent or any Lender (with respect to such Lender’s interest) at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Agreement, the Credit Extensions and Obligations are intended to be treated as registered obligations for U.S. federal income tax purposes. Any right or title in or to any Credit Extensions and Obligations (including with respect to the principal amount and any interest thereon) may only be assigned or otherwise transferred through the Register. This Section 10.07 shall be construed so that the Credit Extensions and Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, Treasury Regulation Section 5f.103-1(c) and any other related regulations (or any successor provisions of the Code or such regulations).

(d) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Competitor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the clauses (a), (b), (c), (e) and (f) of the second proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 and Section 3.04 (subject to the requirements and limitations therein and in Sections 3.06 and 10.15 read as if a Participant was a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) and such Participant agrees to be bound by such Sections and Section 3.06. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (and the Borrower, to the extent that the Participant requests payment from the Borrower) shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The portion of the Participant Register relating to any Participant requesting payment from the Borrower under the Loan Documents shall be made available to the Borrower upon reasonable request.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that any entitlement to a greater payment results from a change in law arising after such Participant became a Participant.

(g) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Register. Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01 and 3.04 (subject to the requirements and limitations therein and in Sections 3.06 and 10.15), but (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including their obligations under Section 3.01 or Section 3.04), except to the extent that such increase or change results from a change in law after the grant was made, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, subject to compliance with the provisions of this Section 10.07 regarding the Register and/or the Participant Register, as appropriate, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of or notice to the Administrative Agent or the Borrower, create a security interest in all or any portion of the Loans owing to it and the Term Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and, (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 10.07(b)).

(j) [Reserved].

(k) (i) Notwithstanding the definition of “Eligible Assignee” or anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Person who, after giving effect to such assignment, would be an Affiliated Lender (without the consent of any Person but subject to acknowledgment by the Administrative Agent and the Borrower); provided that:

(A) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit O hereto (an “Affiliated Lender Assignment and Assumption”);

(B) [Reserved];

(C) at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Loans held by Affiliated Lenders shall not exceed 25% of the aggregate principal amount of all Loans and Commitments outstanding under this Agreement; and

(D) each Affiliated Lender shall represent and warrant as of the date of any such purchase and assignment, that neither the Sponsors nor any of their Affiliates nor any of their respective directors or officers has any material non-public information with respect to the Borrower or any of its Subsidiaries or securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive material non-public information with respect to the Borrower and its Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Lender’s decision to assign Term Loans to such Affiliated Lender.

(ii) Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not invited, or (B) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives.

(iii) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure the Borrower therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its Pro Rata Share of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent of the type described in Section 10.01 (a), (b), (c) or (d) of this Agreement to the extent that such Affiliated Lender is affected thereby; and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 10.07(k); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by the Affiliated Lender as the Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of the Affiliated Lender and in the name of the Affiliated Lender, from time to time in Administrative Agent’s discretion to take any action and to execute any instrument that Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph (k)(iii).

(iv) Each Affiliated Lender, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment Agreement shall provide a confirmation that, if any Company Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Laws (“Bankruptcy Proceedings”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Loans (a “Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with clause (iii) of this Section 10.07(k), so long as such Affiliate Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this clause (iv) of Section 10.07(k), and the related provisions set forth in each Affiliated Lender Assignment and Assumption, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Company Party has filed for protection under any Debtor Relief Law applicable to such Company Party.

The foregoing provisions of this Section 10.07(k) shall not apply to an Investment Fund, and a Lender shall be permitted to assign all or a portion of such Lender’s Loans to any Investment Fund without regard to the foregoing provisions of this Section 10.07(k).

(l) Notwithstanding anything to the contrary contained in this Section 10.07 or any other provision of this Agreement (including Section 2.05), so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any of the Company Parties may prepay outstanding Term Loans on the following basis:

(i) a Company Party shall have the right to make a voluntary prepayment of the Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to, at each Company Party’s sole option, a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers, Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 10.07(l); provided, the Company Party shall not initiate any actions under this Section 10.07 in order to make a Discounted Term Loan Prepayment unless (1) at least five (5) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Company Party on the applicable Discounted Prepayment Effective Date and (2) at least three (3) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment due to no Lender being willing to accept any prepayment of any Term Loans at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.

(ii) (A) Subject to Section 10.07(l)(i), a Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent irrevocable notice in the form of a Specified Discount Prepayment Notice; provided that (1) any such offer shall be made available to each Lender, (2) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) and the specific percentage discount to par value (the “Specified Discount”) of the principal amount of such Loans to be prepaid, (3) the Specified Discount Prepayment Amount shall be in a minimum amount of $2,000,000 and whole increments of $500,000, and (4) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., Eastern time, on the third Business Day after the date of delivery of such notice to the Lenders (the “Specified Discount Prepayment Response Date”).

(B) Each Lender shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s outstanding principal amount of such offered discounted prepayment to be prepaid. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Notice is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the Borrower Offer of Specified Discount Prepayment.

(C) If there is at least one Discount Prepayment Accepting Lender, the Company Party will prepay outstanding Term Loans pursuant to this Section 10.07(l)(ii) to each Discount Prepayment Accepting Lender in accordance with the principal amount specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (B); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the principal amount accepted by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such pro rata factor (the “Specified Discount Pro-Rata Factor”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Specified Discount Prepayment Response Date, notify (1) such Company Party of the Lenders’ responses to such offer, the Discounted Prepayment Effective Date, and the aggregate principal amount of Loans of the Discounted Term Loan Prepayment, (2) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount of all Term Loans to be prepaid at the Specified Discount on such date, and (3) each Discount Prepayment Accepting Lender of the Specified Discount Pro-Rata Factor, if any, and confirmation of the principal amount of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by the Company Party on the Discounted Prepayment Effective Date in accordance with Section 10.07(l)(vi) below.

(iii) (A) Subject to Section 10.07(l)(i), a Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ irrevocable notice in the form of a Discount Range Prepayment Notice; provided that (1) any such solicitation shall be extended to each Lender, (2) any such notice shall specify the maximum aggregate principal amount of the Term Loans (the “Discount Range Prepayment Amount”) and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans willing to be prepaid by the Company Party, (3) the Discount Range Prepayment Amount shall be in a minimum amount of $2,000,000 and whole increments of $500,000, and (4) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., Eastern time, on the third Business Day after the date of delivery of such notice to the Lenders (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount as a percentage of par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate principal amount of such Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(B) The Auction Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and the Term Loans to be prepaid at such Applicable Discount in accordance with this Section 10.07. The Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from lowest Submitted Discount to highest Submitted Discount, up to and including the lowest Submitted Discount within the Discount Range (such lowest Submitted Discount being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (1) the Discount Range Prepayment Amount and (2) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a percentage of par value that is less than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required pro-rating pursuant to the following sentence) at the Applicable Discount (each such Lender, a “Participating Lender”).

(C) If there is at least one Participating Lender, the Company Party will prepay outstanding Term Loans pursuant to this Section 10.07(l)(iii) to each Participating Lender in the aggregate principal amount specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at or below the Applicable Discount exceeds the Discounted Prepayment Range Amount, prepayment of the principal amount of the Term Loans for those Participating Lenders whose Submitted Discount is less than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such pro rata factor (the “Discount Range Pro-Rata Factor”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (w) the Company Party of the Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of Loans of the Discounted Term Loan Prepayment, (x) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate principal amount of Loans of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Pro-Rata Factor. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Section 10.07(l)(vi) below.

(iv) (A) Subject to Section 10.07(l)(i), a Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ irrevocable notice in the form of a Solicited Discounted Prepayment Notice; provided that (1) any such solicitation shall be extended to each Lender, (2) any such notice shall specify the maximum aggregate principal amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) the Company Party is willing to prepay at a discount, (3) the Solicited Discounted Prepayment Amount shall be in a minimum amount of $2,000,000 and whole increments of $500,000, and (4) each such solicitation by the Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., Eastern time on the third Business Day after the date of delivery of such notice to the Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount as a percentage of par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate principal amount of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.

(B) The Auction Agent shall promptly provide the Company Party with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Company Party shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the lowest of the Offered Discounts specified by the responding Lenders in the Solicited Discounted Prepayment Offers that the Company Party is willing to accept (the “Acceptable Discount”), if any; provided, however, that the Acceptable Discount shall not be an Offered Discount that is higher than the lowest Offered Discount for which the sum of each Offered Amount affiliated with an Offered Discount that is less than or equal to such percentage of par yields an amount at least equal to the Solicited Discounted Prepayment Amount. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (B) (the “Acceptance Date”), the Company Party shall submit an irrevocable Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, the Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(C) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within five (5) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Company Party at the Acceptable Discount in accordance with this Section 10.07. If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from lowest Offered Discount to highest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at a percentage of par value that is less than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rationing pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this Section 10.07(l)(iv) to each Qualifying Lender in the aggregate principal amount specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders at or below the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is less than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such pro rata factor (the “Solicited Discount Pro-Rata Factor”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (w) the Company Party of the Discounted Prepayment Effective Date, Acceptable Prepayment Amount of Loans comprising the Discounted Term Loan Prepayment, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate principal amount of Loans of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Pro-Rata Factor. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by the Company Party on the Discounted Prepayment Effective Date in accordance with Section 10.07(l)(vi) below.

(v) If any Term Loans are prepaid in accordance with paragraphs (ii) through (iv) of this Section 10.07(l), the Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Company Party shall make such prepayment to Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Auction Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the Discounted Prepayment Effective Date. All Term Loans so prepaid by the Company Party shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 10.07(l) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable.

(vi) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures (including as to Interest Periods of Term Loans to be so prepaid) established by the Auction Agent acting in its reasonable discretion in consultation with the Company Parties.

(vii) Notwithstanding anything herein to the contrary, for purposes of this Section 10.07(l), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next business day for the Auction Agent.

(viii) Each of the Company Parties and the Lenders acknowledges and agrees that Auction Agent may perform any and all of its duties under this Section 10.07(l) by itself or through any Agent Related Person of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Agent Related Person and the performance of such delegated duties by the Agent Related Person. The exculpatory provisions pursuant to this Agreement shall apply to each Agent Related Person of the Auction Agent and their respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 10.07(l) as well as activities of the Auction Agent.

(ix) In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Company Parties in connection therewith.

(m) Notwithstanding anything to the contrary contained in this Section 10.07 or any other provision of this Agreement (including Section 2.05), so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any of the Company Parties may make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i) [reserved].

(ii) [reserved];

(iii) the aggregate principal amount (calculated on the par amount thereof) of all Term Loans purchased shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold);

(iv) at the time of each purchase of Term Loans through Open Market Purchases, the Borrower shall pay, on the settlement date of each such purchase, all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase documents as agreed by the respective selling Lender);

(v) such purchases shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 or 2.13; and

(vi) any such Open Market Purchase shall be effected through a recognized dealer in Term Loans and the bid to purchase relating thereto shall remain outstanding for at least three (3) Business Days.

(n) The aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans prepaid pursuant to Section 10.07(l) or purchased pursuant to Section 10.07(m), and each principal repayment installment with respect to the Term Loans pursuant to Section 2.07(a) shall be reduced pro rata by the aggregate principal amount of Term Loans purchased.

Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process

(provided that the Agent or Lender that discloses any Information pursuant to this clause (c) shall provide the Borrower prompt notice of such disclosure to the extent permitted by applicable Law); (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee or pledgee of or Participant in (other than, in each case, any Competitors), any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent lawfully permitted to do so); (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent reasonably necessary in connection with such enforcement; or (k) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.08). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Borrower relating to the Borrower or any Restricted Subsidiary or its business, other than any such information that is publicly available (or is derived from such information) to any Agent or any Lender prior to disclosure by the Borrower other than as a result of a breach of this Section 10.08 or was independently developed the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have.

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed to be a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13 Survival of Representations and Warranties.

(a) All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. The provisions of Article 3 and Sections 9.02, 9.03, 9.07, 9.11, 9.13, 10.04, 10.05, 10.09 and 10.15 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15 Tax Forms.

(a) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable Laws and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction (including, if applicable, any documentation necessary to prevent withholding under Sections 1471-1474 of the Code). Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and Administrative Agent in writing of its legal inability to do so.

Without limiting the generality of the foregoing,

(i) to the extent it is qualified for any exemption from or reduction in United States federal withholding tax with respect to any Loan made to the Borrower, each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code that lends to the Borrower (each, a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN, W-8EXP or any successor thereto (relating to such Non-US Lender and entitling it to an exemption from, or reduction of, United States federal withholding tax on specified payments to be made to such Non-US Lender by the Borrower pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Non-US Lender by the Borrower pursuant to this Agreement or any other Loan Document) and/or such other forms and evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Non-US Lender is entitled to an exemption from, or reduction of, United States federal withholding tax whether pursuant to Section 881(c) of the Code or otherwise, and in the case of a Non-US Lender claiming such an exemption under Section 881(c) of the Code, a certificate substantially in the form of Exhibits P-1, P-2, P-3 and P-4 (the “US Tax Certificate”) that establishes in writing to the Borrower and the Administrative Agent that such Non-US Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, (C) a controlled foreign corporation described in Section 881(c)(3)(C) of the Code and (D) receiving any payment under any Loan Document that is effectively connected with a US trade or business. Thereafter and from time to time, to the extent it is then qualified for any exemption from or reduction in United States federal withholding tax, each such Non-US Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly and properly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States federal withholding taxes in respect of payments to be made to such Non-US Lender by the Borrower pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent in writing of any change in circumstances which would modify or render invalid any previously claimed exemption or reduction;

(ii) each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Non-US Lender under any of the Loan Documents (for example, in the case of a participation by such Non-US Lender, or where Non-US Lender is a partnership for U.S. federal income tax purposes), shall deliver to the Borrower and the Administrative Agent on the date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed, properly completed copies of the forms or statements required to be provided by such Non-US Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Non-US Lender acts for its own account and is entitled to an exemption from, or reduction of, United States federal withholding tax and (B) two duly signed, properly completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Non-US Lender is required to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender, including any applicable US Tax Certificate, provided that if the Lender is a partnership and not a participating Lender and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a US Tax Certificate on behalf of such partners; and

(iii) to the extent it is qualified for any exemption from or reduction in United States federal withholding tax with respect to any Loan made to the Borrower, each Lender and Agent that lends to the Borrower, shall timely deliver to the Borrower and the Administrative Agent any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax (including, if applicable, any documentation necessary to prevent withholding under Sections 1471-1474 of the Code) or otherwise reasonably requested by the Borrower or the Administrative Agent together with such supplementary documentation as may be prescribed by applicable Laws or otherwise reasonably requested by the Borrower or the Administrative Agent to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(b) The Borrower or any Guarantor or other applicable withholding agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(c) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code that lends to the Borrower (each, a “US Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 (or any successor form) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that such US Lender is entitled to an exemption from United States Federal backup withholding tax, or such other forms and evidence reasonably satisfactory to the Borrower and the Administrative Agent that such US Lender is entitled to an exemption from United States Federal backup withholding tax. Notwithstanding anything to the contrary in this Agreement, if such US Lender fails to deliver such forms, then the applicable withholding agent may withhold from any payment to such US Lender an amount equivalent to the applicable backup withholding tax imposed by the Code and the Borrower shall not be liable for any additional amounts with respect to such withholding.

(d) Notwithstanding anything to the contrary in this Section 10.15, no Lender or Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

Section 10.16 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENT EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT OR ANY LENDER IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY A LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO). THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 10.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.19 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 10.20 [Reserved].

Section 10.21 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledge and agrees that (i) the Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Agents, the Arranger and the Lenders, on the other hand, and the Borrower are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agents, the Arranger and the Lenders is and has been acting solely as a principal and is not the agent or fiduciary, for the Borrower; and (iii) the Agents, the Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

QUINTILES TRANSNATIONAL HOLDINGS INC.,
Borrower

By:	/s/ Kevin Gordon
	Name:	Kevin Gordon
	Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By:	/s/ Dawn L. LeeLum
	Name:	Dawn L. LeeLum
	Title:	Executive Director

Schedule 1.01A

Competitors

Contract Research Organizations

Covance Inc.

PPD Inc.

PAREXEL International Corporation

ICON plc

INC Research LLC

inVentiv Health, Inc.

PRA International

Contract Sales Organizations

inVentiv Health, Inc.

PDI, Inc.

Publicis Selling Solutions

Pharmexx

Marvecs

Schedule 1.01C

Term Loan Commitments

Lender	Term Commitment
JPMorgan Chase Bank, N.A.	$300,000,000.00

Total:	$300,000,000.00

Schedule 5.06

Litigation

None.

Schedule 5.08

Environmental Matters

None.

Schedule 5.11

Subsidiaries

Subsidiaries of Quintiles Transnational Holdings Inc.

Unless otherwise noted, Borrower owns directly or indirectly 100% of each subsidiary.

Entity Name	Domestic Jurisdiction
Advion Biosciences, Inc.	Delaware
Advion BioServices, Inc.	Delaware
AR-MED Limited	United Kingdom
Benefit Canada, Inc.	Canada
Benefit Holding, Inc.	North Carolina
Benefit Transnational Holding Corp.	North Carolina
Biodesign Gmbh	Germany
BRI International Limited	United Kingdom
BRI International SarL	France
Department Immunology Oncology S.L.	Spain
Duloxetine 2009 Sub, Inc.	North Carolina
Histological Services Ltd.	United Kingdom
Hotel Lot C-8B, LLC	North Carolina
iGuard, Inc.	North Carolina
Innovex Merger Corp.	North Carolina
Innovex Saglik Hizmetleri Arastirma ve Danismanlik Ticaret Limited Sirketi	Turkey
Kun Tuo Medical Research & Development (Beijing) Co. Ltd.	Beijing
Laboratorie Novex Pharma Sarl	France
Medical Technology Consultants Limited	United Kingdom
MG Recherche	France
Minerva Medical Limited	United Kingdom
Novex Pharma GmbH	Germany
Novex Pharma Laboratio S.L.	Spain
Novex Pharma Limited	United Kingdom
Outcome Europe Sarl	Switzerland
Outcome KK	Japan
Outcome Limited (UK)	United Kingdom
Outcome Sciences Pty Ltd.	Australia
Outcome Sciences, Inc.	Delaware
Penderwood Limited	United Kingdom
Pharmaforce, S.A. de C.V.	Mexico
Professional Pharmaceutical Marketing Services (Pty.) Ltd.	South Africa
PT Quintiles Indonesia (99% indirectly owned)	Indonesia
Quintiles (Israel) Ltd.	Israel

Entity Name	Domestic Jurisdiction
Quintiles (Pty) Limited	South Africa
Quintiles (Thailand) Co., Ltd. (99.9% indirectly owned)	Thailand
Quintiles AB	Sweden
Quintiles AG	Switzerland
Quintiles Argentina S.A.	Argentina
Quintiles Asia Pacific Commercial Holdings, LLC	North Carolina
Quintiles Asia Services Pte Ltd.	Singapore
Quintiles Asia, Inc.	North Carolina
Quintiles Austrian Holdings, LLC	North Carolina
Quintiles B.V.	Netherlands
Quintiles Belgium N.V.	Belgium
Quintiles Belgrade d.o.o.	Serbia
Quintiles Benefit France SNC	France
Quintiles Benin Ltd.	South Africa
Quintiles Brasil Ltda.	Brazil
Quintiles BT, Inc.	North Carolina
Quintiles Bulgaria EOOD	Bulgaria
Quintiles Canada, Inc.	Quebec
Quintiles Capital Europe	United Kingdom
Quintiles Clindata (Pty) Limited	South Africa
Quintiles Clindepharm (Pty.) Limited	South Africa
Quintiles Colombia Ltda.	Colombia
Quintiles Comercial Brasil Ltda.	Brazil
Quintiles Commercial AB	Sweden
Quintiles Commercial Europe Limited	United Kingdom
Quintiles Commercial Finland Oy	Finland
Quintiles Commercial Germany GmbH	Germany
Quintiles Commercial Italy S.r.l. (99% indirectly owned)	Italy
Quintiles Commercial Laboratorio S.L.U.	Spain
Quintiles Commercial Overseas Holdings Limited	United Kingdom
Quintiles Commercial Portugal Unipessoal, Lda.	Portugal
Quintiles Commercial South Africa (Pty.) Limited	South Africa
Quintiles Commercial Staff Services Sp.A.	Italy
Quintiles Commercial U.S., Inc.	Delaware
Quintiles Commercial (UK) Limited	United Kingdom
Quintiles Consulting, Inc.	North Carolina
Quintiles Costa Rica, S.A.	Costa Rica
Quintiles Czech Republic, s. r. o.	Czech Republic
Quintiles Data Processing Centre (India) Private Limited	India
Quintiles Denmark Limited ApS	Denmark
Quintiles East Asia Pte Ltd.	Singapore
Quintiles Eastern Holdings GmbH	Austria
Quintiles Egypt LLC	Egypt

Entity Name	Domestic Jurisdiction
Quintiles Estonia OU	Estonia
Quintiles European Holdings	United Kingdom
Quintiles Federated Services, Inc.	North Carolina
Quintiles Finance Limited B.V.	Netherlands
Quintiles Finance Uruguay S.r.L.	Uruguay
Quintiles Gesmbh	Austria
Quintiles GmbH	Germany
Quintiles Guatemala, S.A.	Guatemala
Quintiles Holdings	United Kingdom
Quintiles Holdings S.a.r.l.	Luxembourg
Quintiles Holdings SNC	France
Quintiles Hong Kong Limited	Hong Kong
Quintiles Hungary Kft.	Hungary
Quintiles Iberia S.A.	Spain
Quintiles Ireland (Finance) Limited (99.98% indirectly owned)	Ireland
Quintiles Ireland Limited (99.99% indirectly owned)	Ireland
Quintiles Japan Holding KK	Japan
Quintiles Laboratories LLC	North Carolina
Quintiles Lanka (Private) Limited	Republic of Sri Lanka
Quintiles Latin America, LLC	North Carolina
Quintiles Latvia SIA	Latvia
Quintiles Limited	United Kingdom
Quintiles Luxembourg European Holding S.a.r.l.	Luxembourg
Quintiles Luxembourg France Holdings Sarl	France
Quintiles Luxembourg Holdings S.a r.l.	Luxembourg
Quintiles Luxembourg S.a r.l.	Luxembourg
Quintiles Malaysia Sdn. Bhd.	Malaysia
Quintiles Market Intelligence, Inc.	North Carolina
Quintiles Mauritius Holdings, Inc.	Mauritius
Quintiles Medical Communications & Consulting, Inc.	New Jersey
Quintiles Medical Development (Dalian) Co. Ltd.	China
Quintiles Medical Development (Shanghai) Co., Ltd.	China
Quintiles Medical Education, Inc.	New York
Quintiles Medical Research and Development (Beijing) Ltd.	China
Quintiles Mexico, S. de R.L. de C.V.	Mexico
Quintiles OY	Finland
Quintiles Panama, Inc.	Panama
Quintiles Peru S.r.l.	Peru
Quintiles Pharma Services Corp.	North Carolina
Quintiles Pharma, Inc.	North Carolina
Quintiles Phase One Clinical Trials India Private Limited (60% indirectly owned)	India
Quintiles Phase One Services, LLC	Kansas
Quintiles Philippines, Inc. (99.9% indirectly owned)	Philippines

Entity Name	Domestic Jurisdiction
Quintiles Poland Sp. Zoo	Poland
Quintiles Pty Limited	Australia
Quintiles Puerto Rico, Inc.	Puerto Rico
Quintiles Research (India) Private Limited	India
Quintiles Romania S.R.L.	Romania
Quintiles Russia L.L.C.	Russia
Quintiles S.a.r.l.	Luxembourg
Quintiles S.L.	Spain
Quintiles Saglik Hizmetleri Arastirma ve Danismanlik Limited Sirketi	Turkey
Quintiles Site Services, S.A.	Costa Rica
Quintiles Slovakia, s. r. o.	Slovakia
Quintiles South Africa (Pty.) Limited	South Africa
Quintiles SpA	Italy
Quintiles Taiwan Limited	Taiwan
Quintiles Technologies (India) Private Limited	India
Quintiles Transfer, LLC	Delaware
Quintiles Transnational Corp.	North Carolina
Quintiles Transnational Japan K.K.	Japan
Quintiles Transnational Korea Co., Ltd	Korea
Quintiles Trustees Ltd.	United Kingdom
Quintiles UAB	Lithuania
Quintiles UK Holdings Limited	United Kingdom
Quintiles Ukraine	Ukraine
Quintiles Uruguay S.A.	Uruguay
Quintiles West Africa Limited	Ghana
Quintiles Western European Holdings	United Kingdom
Quintiles Zagreb d.o.o.	Croatia
Quintiles, Inc.	North Carolina
Rowfarma de Mexico S. de R.L. de C.V.	Mexico
Servicios Clinicos, S.A. de C.V.	Mexico
Targeted Molecular Diagnostics, LLC	Illinois
The Royce Consultancy Limited	Scotland
Transforce S.A. de C.V.	Mexico
VCG&A, Inc.	Massachusetts
VCG-Bio, Inc.	Delaware
Wrightsville Beach Limited	United Kingdom

Schedule 6.15

Unrestricted Subsidiaries

Subsidiary Name	Jurisdiction
Hotel Lot C-8B, LLC	North Carolina
Duloxetine 2009 Sub, Inc.	North Carolina

Schedule 7.01(b)

Existing Liens

None

Schedule 7.02(f)

Investments

Company/Subsidiary: Quintiles Transnational Corp.

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/ Interest
Direct Equity Investment (Interest is Adjusted Cost Basis as of 12/31/2011)

Kareus Therapeutics SA	Quintiles Transnational Corp.	Common Stock	1,028,387

NovaQuest Healthcare Investment Fund	Quintiles Transnational Corp.	LP Interest	$60,000,000	(a)

Prana Biotechnology Limited	Quintiles Transnational Corp.	Common Shares	11,132,305
		Warrant to acquire common stock	1,012,345

(a)	Quintiles has made a $60 million commitment to the NovaQuest Healthcare Investment Fund. Through December 2011, the fund had drawn $11,553,432 of capital under this commitment.

Company/Subsidiary: Quintiles Transnational Corp.

Debt Investment	Record Owner	Description	Amount
Intarcia Thereapeutics, Inc.	Quintiles Transnational Corp.	Convertible Promissory Note	$5,000,000

Company/Subsidiary: Quintiles Pharma Services Corp.

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/ Interest
Direct Equity Investment (Interest is Adjusted Cost Basis as of 12/31/2011)

Cenduit L.L.C.	Quintiles Pharma Services Corp.	2	$1,652,609	(b)

(b)	Quintiles Pharma Services Corp. owns a 50% interest in Cenduit L.L.C.

Company/Subsidiary: Quintiles Asia Inc.

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/ Interest
Direct Equity Investment (Interest is Adjusted Cost Basis as of 12/31/2011)

Samsung JV	Quintiles Asia Inc.	LLC membership interest (10%)	$14,025,523

Company/Subsidiary: Innovex Europe Limited

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/ Interest
Direct Equity Investment (Interest is Adjusted Cost Basis as of 12/31/2011)

Innovex Saglik Urunleri Pazarlama (Turkey JV)	Quintiles Commercial Europe Limited	JV interest (50%)	$352,053

Health Kare Pharma International (Egyptian JV)	Quintiles Commercial Europe Limited	JV interest (50%)	$91,519	(c)

(c)	Quintiles has an additional commitment to fund $178,000 to this JV.

Company/Subsidiary: Outcome Sciences, Inc.

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/ Interest
Direct Equity Investment (Interest is Adjusted Cost Basis as of 12/31/2011)

RPM - Outcome LLC	Outcome Sciences, Inc.	JV Interest (30%)	$23,103

Company/Subsidiary: Quintiles Consulting, Inc. (f/k/a Soniq Inc.)

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/ Interest
Direct Equity Investment (Interest is Adjusted Cost Basis as of 12/31/2011)

Egyptian Research and Development Company	Quintiles Consulting, Inc.	JV Interest (10%)	$41,525

Company/Subsidiary: Quintiles Transnational Japan KK

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/ Interest
Direct Equity Investment (Interest is Adjusted Cost Basis as of 12/31/2011)

NIF Japan Cap. Growth Fund 2005H-2	Quintiles Transnational Japan KK	LP membership (1%)	$241,850

Schedule 7.02(u)

JV and Fund Investments

Investment	Description	Investment Balance as of December 31, 2011	Unfunded Commitments as of December 31, 2011

Samsung JV	JV (10% non-controlling interest) to provide biopharmaceutical contract manufacturing services in South Korea	$14,025,523	$15,974,477

NQ Fund	Limited partner (32.123% ownership interest as of December 31, 2011) in a private equity fund	$9,662,698	$48,446,568

Schedule 7.03(b)

Debt

Bank Debt, Capital Leases and Other Credit Facilities

Other Bank Debt

Quintiles Iberia S.A. (Spain) Other notes payable in the amount of $78,000

Capital Leases

Outcome Sciences, Inc.	Equipment	$7,000
Quintiles East Asia Pte Ltd (Singapore)	Equipment	78,000
Quintiles Transnational Japan K.K.	Equipment	28,000
Quintiles Laboratories LLC (US)	Equipment	5,000

	Total Capital Leases	$118,000

Other Credit Facilities - No amounts outstanding as of December 31, 2011

Quintiles Treasury EEIG (a)	£10.0 million (approx. $15.5 million) general banking facility with a European headquartered bank	Bank’s base rate plus 1%

(a)	As of December 31, 2011, there are bank guarantees totaling approximately £2.1 million (approximately $3.2 million) issued against the availability of the facility.

Bank Guarantees and/or Standby Letters of Credit

Institution Providing Guarantee/ Letter of Credit on Quintiles’ Behalf	Beneficiary of Guarantee/ Letter of Credit	Description/ Purpose of Guarantee/ Letter of Credit	Collateral [e.g. Line of Credit/ Restricted Cash]	Date Issued	Outstanding Amount as of 31-Dec-11

BB&T #13	Hartford Insurance Company	Workers Comp	Restricted Cash	31-Dec-2003	100,000
BB&T #10	Federal Insurance Company	Workers Comp	Restricted Cash	21-Oct-2004	65,000
BB&T #16	Hartford Insurance Company	Workers Comp	Restricted Cash	30-Jan-2005	249,000
BB&T #12	Royal Indemnity Company	Workers Comp	Restricted Cash	31-Aug-05	87,000
BB&T #19	Hartford Insurance Company	Workers Comp	Restricted Cash	1-Apr-2006	851,000
BB&T #20	Sentry Insurance	Auto Liability	Restricted Cash	3-Apr-2008	408,000

Total - Local Currency					1,760,000

					1,760,000

Total - USD					1,760,000

					USD

Schedules 7.08

Affiliate Transactions

None.

Schedules 7.09

Burdensome Agreements

Restrictions in the Opco Credit Agreement on Opco’s and its Restricted Subsidiaries’ ability to make Restricted Payments.

Schedules 10.02

Administrative Agent’s Office, Certain Addresses for Notices

BORROWER:

Quintiles Transnational Holdings Inc.

4820 Emperor Blvd.

Durham, NC 27703

Attention: General Counsel

Phone: 919-998-2569

Fax: 919-998-1361

Email: john.goodacre@quintiles.com

With copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

2300 Wells Fargo Capitol Center

Raleigh, North Carolina 27601

Attention: Gerald F. Roach

Phone 919-821-1220

Fax: 919-821-6800

Email: groach@smithlaw.com

ADMINISTRATIVE AGENT:

JPMorgan Chase Bank, N.A.

1111 Fannin Street, 10th Floor

Houston, TX 77002-6952

Attention: Monica M. Espitia

Phone: 713-427-6557

Fax: 713-427-6307

Email: monica.m.espitia@jpmchase.com

with a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY, 10179

Attention:

Phone: 212-622-6015

Fax: 646-534-0574

Email: Vanessa.Chiu@jpmorgan.com

EXHIBIT A-1

FORM OF COMMITTED LOAN NOTICE

Date: [—]

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

1111 Fannin Street

10th Floor

Houston, TX 77002-6952

Fax: 713-427-6307

Email: monica.m.espitia@jpmchase.com

Attention: Monica M. Espitia

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of February 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

A Borrowing of Term Loans:

1.	On (a Business Day).

2.	In the amount of .

3.	To the account designated below:

[        —             ]

Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Section[s 4.01 and]1 4.02 of the Credit Agreement have been satisfied.

[1]	Applicable with respect to initial Borrowing only.

QUINTILES TRANSNATIONAL HOLDINGS INC., as Borrower

By:
Name:
Title:

[Signature Page to Term Note]

EXHIBIT A-2

FORM OF PREPAYMENT NOTICE

To:	JPMorgan Chase Bank, N.A.,

as Administrative Agent for

the Lenders referred to below

1111 Fannin Street

10th Floor

Houston, TX 77002-6952

Fax: 713-427-6307

Email: monica.m.espitia@jpmchase.com

Attention: Monica M. Espitia

With a copy to:

J.P. Morgan Securities LLC

383 Madison Avenue

24th Floor

New York, NY 10179

Fax: 646-534-0574

Email: Vanessa.Chiu@jpmorgan.com

Attention: Vanessa Chiu

Re: Quintiles Transnational Holdings Inc. Credit Agreement

[Date]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated February 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Borrower hereby gives you notice pursuant to Section 2.05 of the Credit Agreement that it shall be making a prepayment under the Credit Agreement:

(A)	Principal amount of borrowing being prepaid

(B)	Date of prepayment

(C)	Type of prepayment	[Mandatory][2] [Optional]

[2]	To be accompanied by a reasonably detailed calculation of the amount of prepayment.

QUINTILES TRANSNATIONAL HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Term Note]

EXHIBIT B

FORM OF TERM NOTE

Date: [—]

FOR VALUE RECEIVED, the undersigned, hereby promise to pay to                      or its registered assigns (the “Term Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Term Loan made by the Term Lender to Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”) under that certain Credit Agreement, dated as of February 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

The Borrower promises to pay interest on the aggregate unpaid principal amount of each Term Loan made by the Term Lender to the Borrower under the Credit Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Term Lender in Dollars and in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note (this “Term Note”) is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Term Loans made by the Term Lender shall be evidenced by one or more loan accounts or records maintained by the Term Lender in the ordinary course of business. The Term Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

QUINTILES TRANSNATIONAL HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Term Note]

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

[Signature Page to Term Note]

EXHIBIT C

[RESERVED]

EXHIBIT D

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]3]

3.	Borrower:	Quintiles Transnational Holdings Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: Credit Agreement, dated as of February 28, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Quintiles Transnational

[3]	Select as applicable.

Holdings Inc., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

6.	Assigned Interest:

Aggregate Amount of Term Loans for all Lenders	Amount of Term Loans Assigned	Percentage Assigned of Term Loans[4]
$	$		%

[7.	Trade Date: ][5]

[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                      , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

QUINTILES TRANSNATIONAL HOLDINGS INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Competitor and it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 5.05 or 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit G to the Credit Agreement, (vii) if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 10.15 of the Credit Agreement, duly completed and executed by the Assignee; and (viii) it is not an Affiliated Lender and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York.

EXHIBIT E

[RESERVED]

EXHIBIT F

FORM OF PLEDGE AGREEMENT

[see attached]

PLEDGE AGREEMENT

dated as of

February 28, 2012

among

QUINTILES TRANSNATIONAL HOLDINGS INC.,

as Grantor

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

-i-

SECTION 4.18	Miscellaneous	12

-ii-

Schedules

Schedule I             Equity Interests

Exhibits

Exhibit I               Form of Issuer’s Acknowledgment

-iii-

PLEDGE AGREEMENT dated as of February 28, 2012, among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Grantor”), and JPMorgan Chase Bank, N.A., as the administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”).

Reference is made to the Credit Agreement (the “Credit Agreement”), dated as of February 28, 2012, among the Grantor as Borrower, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

On the date hereof, the Lenders will make Term Loans to the Borrower under the Credit Agreement.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Credit Agreement.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the UCC.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” has the meaning assigned to such term in the recitals of the Agreement or any permitted successor administrative agent.

“Agreement” means this Pledge Agreement.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Grantor” has the meaning assigned to such term in the recitals of this Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Secured Obligations” means the “Obligations” (as defined in the Credit Agreement).

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

ARTICLE II

Pledge of Securities

SECTION 2.01 Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of the Grantor’s right, title and interest in, to and under

(i) all Equity Interests of Opco held by it, including without limitation the Equity Interests that are listed on Schedule I hereto, and any other Equity Interests of Opco obtained in the future by the Grantor and the certificates representing all such Equity Interests of Opco (collectively, the “Pledged Equity”);

(ii) all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 2.01;

(iii) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clause (i) above;

(iv) subject to Section 2.06, all rights and privileges of the Grantor with respect to the securities and other property referred to in clauses (i), (ii) and (iii) above; and

(v) all Proceeds of any of the foregoing

(the items referred to in clauses (i) through (v) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.02 Delivery of the Pledged Equity.

(a) The Grantor agrees promptly (and in any event within 10 Business Days after receipt) to deliver or cause to be delivered to the Administrative Agent, for the benefit of the Secured Parties, any and all Pledged Equity to the extent certificated.

(b) Upon delivery to the Administrative Agent, (i) any Pledged Equity shall be accompanied by stock or security powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request, including with respect to the pledge of any limited liability company interest, an Issuer’s Acknowledgment substantially in the form of Exhibit I hereto, and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the Grantor and by such other instruments and documents as the Administrative Agent may reasonably request. Each delivery of Pledged Equity shall be accompanied by a schedule describing the securities, which schedule shall be deemed to supplement Schedule I hereto and made a part thereof; provided that failure to supplement such schedule shall not affect the validity of such pledge of such Pledged Equity. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03 Representations, Warranties and Covenants. The Grantor represents, warrants and covenants to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a) As of the date hereof, Schedule I hereto includes all Equity Interests required to be pledged by the Grantor hereunder and pursuant to the Credit Agreement;

(b) the Pledged Equity has been duly and validly authorized and issued by Opco and is fully paid and nonassessable;

(c) except for the security interests granted hereunder, the Grantor (i) is, subject to any transfers made in compliance with the Credit Agreement, the direct owner, beneficially and of record, of the Pledged Equity indicated on Schedule I hereto, (ii) holds the same free and clear of all Liens, other than Liens created by this Agreement or permitted by Section 7.01 of the Credit Agreement, and (iii) if reasonably requested by the Administrative Agent, will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

(d) except for restrictions and limitations (i) imposed or permitted by the Loan Documents or applicable Laws generally or (ii) permitted by Section 7.09 of the Credit Agreement, the Pledged Collateral is freely transferable and assignable, and none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) the execution and performance by the Grantor of this Agreement is within the Grantor’s corporate powers and has been duly authorized by all necessary corporate action;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby, except for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect;

(g) by virtue of the execution and delivery by the Grantor of this Agreement, and delivery of the Pledged Equity to and continued possession by the Administrative Agent in the State of New York, the Administrative Agent for the benefit of the Secured Parties will have a legal, valid and perfected lien upon and security interest in such Pledged Equity as security for the payment and performance of the Secured Obligations to the extent such perfection is governed by the UCC subject only to Liens permitted by Section 7.01 of the Credit Agreement; and

(h) the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral to the extent intended hereby.

Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement or the Credit Agreement excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to perfect any security interest in favor of the Administrative Agent in the Pledged Collateral, the representations, warranties and covenants made by the Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Administrative Agent (including, without limitation, this Section 2.03) shall be deemed not to apply to such excluded assets.

SECTION 2.04 Certification of Limited Liability Company and Limited Partnership Interests. No interest in any limited liability company or limited partnership controlled by the Grantor that constitutes Pledged Equity shall be represented by a certificate unless (i) the limited liability company agreement or partnership agreement expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction, and (ii) such certificate shall be delivered to the Administrative Agent in accordance with Section 2.02. Any limited liability company and any limited partnership controlled by the Grantor shall either (a) not include in its operative documents any provision that any Equity Interests in such limited liability company or such limited partnership be a “security” as defined under Article 8 of the Uniform Commercial Code or (b) certificate any Equity Interests in any such limited liability company or such limited partnership. To the extent an interest in any limited liability company or limited partnership controlled by the Grantor and pledged under Section 2.01 is certificated or becomes certificated, (i) each such certificate shall be delivered to the Administrative Agent, pursuant to Section 2.02(a) and (ii) the Grantor shall fulfill all other requirements under Section 2.02 applicable in respect thereof. The Grantor hereby agrees that if any of the Pledged Collateral are at any time not evidenced by certificates of ownership, then the Grantor shall, to the extent permitted by applicable law, if necessary or desirable to perfect a security interest in such Pledged Collateral, cause such pledge to be recorded on the equity holder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Administrative Agent the right to transfer such Pledged Collateral under the terms hereof.

SECTION 2.05 Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing and the Administrative Agent shall give the Borrower prior notice of its intent to exercise such rights, (a) the Administrative Agent, on behalf of the Secured Parties, shall have the right to hold the Pledged Equity in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the Grantor, endorsed or assigned in blank or in favor of the Administrative Agent, and the Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Equity registered in the name of the Grantor and (b) the Administrative Agent shall have the right to exchange the certificates representing Pledged Equity for certificates of smaller or larger denominations for any purpose consistent with this Agreement, to the extent permitted by the documentation governing such Pledged Equity.

SECTION 2.06 Voting Rights; Dividends and Interest.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have provided notice to the Borrower that the rights of the Grantor under this Section 2.06 are being suspended:

(i) The Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Equity or any part thereof and the Grantor agrees that it shall exercise such rights for purposes consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents.

(ii) The Administrative Agent shall promptly (after reasonable advance notice) execute and deliver to the Grantor, or cause to be executed and delivered to the Grantor, all such proxies, powers of attorney and other instruments as the Grantor may reasonably request for the purpose of enabling the Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) The Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Equity to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Equity or received in exchange for Pledged Equity or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by the Grantor, shall not be commingled by the Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and shall be promptly (and in any event within 10 Business Days) delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). So long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall promptly deliver to the Grantor any Pledged Equity in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Equity permitted by the Credit Agreement in accordance with this Section 2.06(a)(iii).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Borrower of the suspension of the Grantor’s rights under paragraph (a)(iii) of this Section 2.06, then all rights of the Grantor to dividends, interest, principal or other distributions that the Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by the Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of the Grantor and shall be promptly (and in any event within 10 days) delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 3.02. After all Events of Default have been cured or waived, the Administrative Agent shall promptly repay to the Grantor (without interest) all dividends, interest, principal or other distributions that the Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have provided the Borrower with notice of the suspension of its rights under paragraph (a)(i) of this Section 2.06, then all rights of the Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.06 shall cease and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantor to exercise such rights. After all Events of Default have been cured or waived, the Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that the Borrower would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.06 shall be reinstated.

(d) Any notice given by the Administrative Agent to the Borrower under Section 2.05 or Section 2.06 (i) shall be given in writing and (ii) may suspend the rights of the Grantor under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.06 in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

SECTION 2.07 Filings.

(a) The Grantor hereby irrevocably authorizes the Administrative Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Pledged Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including whether the Grantor is an organization, the type of organization and, if required, any organizational identification number issued to the Grantor. The Grantor agrees to provide such information to the Administrative Agent promptly upon any reasonable request.

(b) The Grantor shall not effect any change (i) in its legal name, (ii) the location of its chief executive office, (iii) its identity or organizational structure, (iv) its Federal Taxpayer Identification Number or organizational identification number, if any, or (v) its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until it shall have given the Administrative Agent prior written notice of its intention so to do and it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Pledged Collateral, if applicable.

ARTICLE III

Remedies

SECTION 3.01 Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations under the Uniform Commercial Code or other applicable Law and also may (i) exercise any and all rights and remedies of the Grantor under or in connection with the Pledged Collateral, or otherwise in respect of the Pledged Collateral; provided that the Administrative Agent shall provide the Grantor with notice thereof prior to such exercise; and (ii) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Pledged Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each such purchaser at any sale of Pledged Collateral shall hold the property sold absolutely, free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by Law) all rights of redemption, stay and appraisal which the Grantor now has or may at any time in the future have under any Law now existing or hereafter enacted.

The Administrative Agent shall give the Grantor 10 days’ written notice (which the Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Pledged Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Pledged Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Pledged Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Pledged Collateral is made on credit or for future delivery, the Pledged Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Collateral so sold and, in case of any such failure, such Pledged Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of the Grantor (all said rights being also hereby waived and released to the extent permitted by Law), the Pledged Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from the Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Grantor therefor. For purposes hereof, a written agreement to purchase the Pledged Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and the Grantor shall not be entitled to the return of the Pledged Collateral nor any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at Law or in equity to foreclose this Agreement and to sell the Pledged Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 3.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

SECTION 3.02 Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of Pledged Collateral in accordance with Section 8.03 of the Credit Agreement.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Pledged Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Pledged Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

The Administrative Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations, provided that nothing in this sentence shall prevent the Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Administrative Agent pursuant to this Section 3.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Administrative Agent shall have no duty to inquire as to the application by the Administrative Agent of any amounts distributed to it.

ARTICLE IV

Miscellaneous

SECTION 4.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to the Borrower and Grantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 4.02 Waivers; Amendment.

(a) No failure or delay by any Secured Party in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Secured Parties herein provided, and provided under each other Loan Document, are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of this Agreement or consent to any departure by the Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantor with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

SECTION 4.03 Administrative Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder and indemnity for its actions in connection herewith as provided in Sections 10.04 and 10.05 of the Credit Agreement.

(b) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 4.03 shall be payable within 10 days of written demand therefor.

SECTION 4.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns to the extent permitted by Section 10.07 of the Credit Agreement.

SECTION 4.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantor hereunder and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this

Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as this Agreement has not been terminated or released pursuant to Section 4.12 below.

SECTION 4.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to the Grantor when a counterpart hereof executed on behalf of the Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the Grantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of the Grantor, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that the Grantor shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Pledged Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement.

SECTION 4.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 4.08 Right of Set-Off. In addition to any rights and remedies of the Secured Parties provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, without prior notice to the Grantor, any such notice being waived by the Grantor to the fullest extent permitted by applicable Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Secured Party to or for the credit or the account of the Grantor against any and all obligations owing to such Secured Party hereunder, now or hereafter existing, irrespective of whether or not such Secured Party shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Secured Party agrees promptly to notify the Grantor and the Administrative Agent after any such set-off and application made by such Secured Party; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 4.08 are in addition to other rights and remedies (including other rights of set-off) that such Secured Party may have at Law.

SECTION 4.09 Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process.

(a) The terms of Sections 10.16 and 10.17 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

SECTION 4.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 4.11 Security Interest Absolute. To the extent permitted by Law, all rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of the Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Grantor in respect of the Secured Obligations or this Agreement.

SECTION 4.12 Termination or Release.

(a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations and any Liens arising therefrom shall be automatically released upon all of the Secured Obligations having been paid in full.

(b) Upon any sale or transfer by the Grantor of any Pledged Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Pledged Collateral pursuant to Section 10.01 of the Credit Agreement, the security interest in such Pledged Collateral shall be automatically released.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 4.12, the Administrative Agent shall execute and deliver to the Grantor, at the Grantor’s expense, all documents that the Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by the Grantor to effect such release within a reasonable time, including delivery of certificates, securities and instruments; subject, in the case of paragraph (b) of this Section 4.12, to the Administrative Agent’s receipt of a certification by the Borrower and Grantor stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents. Any execution and delivery of documents pursuant to this Section 4.12 shall be without recourse to or warranty by the Administrative Agent.

SECTION 4.13 Administrative Agent Appointed Attorney-in-Fact.

The Grantor hereby appoints the Administrative Agent the attorney-in-fact of the Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Administrative Agent to the Grantor of the Administrative Agent’s intent to exercise such rights, with full power of substitution either in the Administrative Agent’s name or in the name of the Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Pledged Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Pledged Collateral; (c) to commence and prosecute any and all suits, actions or proceedings at Law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Pledged Collateral or to enforce any rights in respect of any Pledged Collateral; (d) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Pledged Collateral; and (e) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Pledged Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Pledged Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Pledged Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith, or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact, in each case, as determined by a final nonappealable judgment of a court of competent jurisdiction.

SECTION 4.14 General Authority of the Administrative Agent. By acceptance of the benefits of this Agreement, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Administrative Agent as its agent hereunder, (b) to confirm that the Administrative Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement against the Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder relating to the Pledged Collateral or the Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement against the Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement and (d) to agree to be bound by the terms of this Agreement.

SECTION 4.15 Reasonable Care. The Administrative Agent is required to use reasonable care in the custody and preservation of any of the Pledged Collateral in its possession;

provided, that the Administrative Agent shall be deemed to have used reasonable care in the custody and preservation of any of the Pledged Collateral, if such Pledged Collateral is accorded treatment substantially similar to that which the Administrative Agent accords its own property.

SECTION 4.16 Delegation; Limitation. The Administrative Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct.

SECTION 4.17 Reinstatement. The obligations of the Grantor under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 4.18 Miscellaneous. The Administrative Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Administrative Agent shall have received a notice of Event of Default or a notice from the Grantor or the Secured Parties to the Administrative Agent in its capacity as Administrative Agent indicating that an Event of Default has occurred.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

QUINTILES TRANSNATIONAL HOLDINGS INC., as Borrower and Grantor

By:
Name: Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent By:

By:
Name: Title:

[Signature Page to Pledge Agreement]

Schedule I

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests
Quintiles Transnational Corp.	540	Quintiles Transnational Holdings Inc.	88,166,968.9093 Shares of Common Stock	100%

Exhibit I

[FORM OF]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Pledge Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement), dated as of [            ], 2012, made by Quintiles Transnational Holdings Inc., a North Carolina corporation, as Grantor, and JPMorgan Chase Bank, N.A., as Administrative Agent, (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Pledge Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent with respect to Equity Interests of the undersigned without further consent by the Grantor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Equity Interests that is adverse to the interest of the Administrative Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Pledge Agreement in connection with the registration of any Equity Interests thereunder in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent or its nominee.

[Signature page(s) follow(s).]

[ ]

By:
Name: Title:

Signature Page to Issuer’s Acknowledgment

EXHIBIT G

FORM OF ADMINISTRATIVE QUESTIONNAIRE

Please fax or email to Monica M. Espitia at JPMorgan Chase 713-427-6307 / monica.m.espitia@jpmchase.com.

Borrower: Quintiles Transnational Holdings Inc. $300,000,000 Term Loan Credit Facility

Lender (as name appears on assignment agreement):

An original, executed tax form (W8/W9) must be provided to the Administrative Agent.

Operations/Administrative Contacts (for draw downs, repayments, rate setting, etc.):

Name:	Name:
c/o:	c/o:
Address:	Address:
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Phone:	Phone:
E-mail:	E-mail:

Wire Instructions:

Bank Name:
ABA #
BNF Name:
BNF Address:
A/C:
FFC:
Ref:

Credit Contact:	Closing and Clear Par Contacts:

Name:	Name:
Address:	Address:
Suite/Floor:	Suite/Floor:
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
E-mail:	E-mail:

IntraLinks Contacts:

Name:	Legal Name:
Address:	Address:
Suite/Floor:	Suite/Floor:
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
E-mail:	E-mail:

Please forward Amendments, Waivers, Closing Documentation and Compliance to:

Name:	Legal Name:
Address:	Address:
Suite/Floor:	Suite/Floor:
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
E-mail:	E-mail:

EXHIBIT H

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:                     , 20

To:	[ ], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 10.07(l)(ii) of that certain Credit Agreement, dated as of February 28, 2012, (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to Section 10.07(l)(ii) of the Agreement, [the Borrower] [and] [Restricted Subsidiary] hereby irrevocably offer[s] to make a Discounted Term Loan Prepayment to each Lender on the following terms:

1. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $        6 (the “Specified Discount Prepayment Amount”).

2. The percentage of par at which such Discounted Term Loan Prepayment will be made is [    ]% (the “Specified Discount”).

To accept this offer, you are required to submit a Specified Discount Prepayment Response by no later than 5:00 p.m., Eastern time, on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 10.07(l)(ii) of the Agreement.

[The Borrower] [and] [Restricted Subsidiary] hereby represent[s] and warrant[s] to the Administrative Agent and the Lenders as follows:

1. (i) At least five (5) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the applicable Company Party on the applicable Discounted Prepayment Effective Date and (ii) at least three (3) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment due to no Lender being willing to accept any prepayment of any Term Loans at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.

[The Borrower] [and] [Restricted Subsidiary] acknowledge[s] that the Administrative Agent and the Term Loan Lenders are relying on the truth and accuracy of the foregoing representations and warranties

[6]	Minimum of $2.0 million and whole increments of $500,000.

in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

[The Borrower ] [and] [Restricted Subsidiary] request[s] that the Administrative Agent promptly notify each of the Term Loan Lenders party to the Agreement of this Specified Discount Prepayment Notice.

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

QUINTILES TRANSNATIONAL HOLDINGS INC.

By:
Name:
Title:

[Restricted Subsidiary

By:
Name:
Title: ]

Enclosure: Form of Specified Discount Prepayment Response

EXHIBIT I

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:                     , 20

To:	[ ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of February 28, 2012, (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and (b) that certain Specified Discount Prepayment Notice, dated                     , 20    , from [Quintiles Transnational Holdings Inc.] [and] [Restricted Subsidiary] (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not defined herein or in the Agreement shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 10.07(l)(ii) of the Agreement, that it is willing to accept a prepayment of Term Loans held by such Lender at the Specified Discount in an aggregate principal amount of $        .

The undersigned Lender hereby expressly consents and agrees to a prepayment of its Term Loans pursuant to Section 10.07(l)(ii) of the Agreement at a price equal to the Specified Discount in the aggregate principal amount not to exceed the amount set forth above, as such principal amount may be reduced in accordance with the Specified Discount Pro-Rata Factor, if any, and otherwise determined in accordance with and subject to the requirements of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[LENDER]

By:
Name:
Title:

EXHIBIT J

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

Date:                     , 20

To:	[ ], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 10.07(l)(iii) of that certain Credit Agreement, dated as of February 28, 2012, and as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to Section 10.07(l)(iii) of the Agreement, [the Borrower] [and] [Restricted Subsidiary] hereby irrevocably request[s] that each Lender submit a Discount Range Prepayment Offer. The Discount Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is $        7 (the “Discount Range Prepayment Amount”).

2. [The Borrower] [and] [Restricted Subsidiary] [is] [are] willing to make Discount Term Loan Prepayments at a percentage of par greater than or equal to [    ]% but less than or equal to [    ]% (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver a Discount Range Prepayment Offer by no later than 5:00 p.m., Eastern time, on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 10.07(l)(iii) of the Agreement.

[The Borrower] [and] [Restricted Subsidiary] hereby represent[s] and warrant[s] to the Administrative Agent and the Lenders as follows:

1. (i) At least five (5) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the applicable Company Party on the applicable Discounted Prepayment Effective Date and (ii) at least three (3) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment due to no Lender being willing to accept any prepayment of any Term Loans at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.

[7]	Minimum of $2.0 million and whole increments of $500,000.

[The Borrower] [and] [Restricted Subsidiary] acknowledge[s] that the Administrative Agent and the Term Loan Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

[The Borrower] [and] [Restricted Subsidiary] request[s] that the Administrative Agent promptly notify each of the Term Loan Lenders party to the Agreement of this Discount Range Prepayment Notice.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

QUINTILES TRANSNATIONAL HOLDINGS INC.
as Borrower

By:
Name:
Title:

[Restricted Subsidiary

By:
Name:
Title: ]

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT K

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

Date:                     , 20

To:	[ ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of February 28, 2012 , (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and (b) that certain Specified Discount Range Prepayment Notice, dated             , 20    , from [the Borrower] [and] [Restricted Subsidiary] (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not defined herein or in the Agreement shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 10.07(l)(iii) of the Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on Term Loans held by such Lender:

1. in a maximum aggregate principal amount of [$        ] (the “Submitted Amount”), and

2. at a percentage of par equal to [    ]% of par value (the “Submitted Discount”).

The undersigned Lender hereby expressly consents and agrees to a prepayment of its Term Loans pursuant to Section 10.07(l)(iii) of the Agreement at a price equal to the Applicable Discount and in an aggregate principal amount not to exceed the Submitted Amount, as such principal amount may be reduced in accordance with the Discount Range Pro-Rata Factor, if any, and otherwise determined in accordance with and subject to the requirements of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[LENDER]

By:
Name:
Title:

EXHIBIT L

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:                     , 20

To:	[ ], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 10.07(l)(iv) of that certain Credit Agreement, dated as of February 28, 2012 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”) each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to Section 10.07(l)(iv) of the Agreement, [the Borrower] [and] [Restricted Subsidiary] hereby irrevocably request[s] that each Lender submit a Solicited Discounted Prepayment Offer. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is $        8 (the “Solicited Discounted Prepayment Amount”).

To make an offer in connection with this solicitation, you are required to deliver a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., Eastern time, on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 10.07(l)(iv) of the Agreement.

[The Borrower] [and] [Restricted Subsidiary] hereby represent[s] and warrant[s] to the Administrative Agent and the Lenders as follows:

1. (i) At least five (5) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the applicable Company Party on the applicable Discounted Prepayment Effective Date and (ii) at least three (3) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment due to no Lender being willing to accept any prepayment of any Term Loans at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.

[The Borrower] [and] [Restricted Subsidiary] acknowledge[s] that the Administrative Agent and the Term Loan Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Solicited Discounted Prepayment Offer made in response to this Solicited Discounted Prepayment Notice and the acceptance of any prepayment made in connection with this Solicited Discounted Prepayment Notice.

[8]	Minimum of $2.0 million and whole increments of $500,000.

[The Borrower] [and] [Restricted Subsidiary] request[s] that Administrative Agent promptly notify each of the Term Loan Lenders party to the Agreement of this Solicited Discounted Prepayment Notice.

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

QUINTILES TRANSNATIONAL HOLDINGS INC.

By:
Name:
Title:

[[Restricted Subsidiary]

By:
Name:
Title: ]

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT M

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:                     , 20

To:	[ ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of February 28, 2012, (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”), and, upon the effectiveness of its joinder to the Credit Agreement, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and (b) that certain Solicited Discounted Prepayment Notice, dated                     , 20    , from [the Borrower] [and] [Restricted Subsidiary] (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not defined herein or in the Agreement shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by no later than 5:00 p.m., Eastern time, on the third Business Day following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 10.07(l)(iv) of the Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on Term Loans held by such Lender:

1. in a maximum aggregate principal amount of [$        ] (the “Offered Amount”), and

2. at a percentage of par value equal to [    ]% (the “Offered Discount”).

The undersigned Lender hereby expressly consents and agrees to a prepayment of its Term Loans pursuant to Section 10.07(l)(iv) of the Agreement at a price equal to the Acceptable Discount and in the aggregate principal amount not to exceed such Lender’s Offered Amount as such principal amount may be reduced in accordance with the Solicited Discount Pro-Rata Factor, if any, and otherwise determined in accordance with and subject to the requirements of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discount Prepayment Offer as of the date first above written.

[LENDER]

By:
Name:
Title:

EXHIBIT N

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

Date:                     , 20

To:	[ ], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to Section 10.07(l)(iv) of that certain Credit Agreement, dated as of February 28, 2012, (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement,” the terms defined therein being used herein as therein defined), among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to Section 10.07(l)(iv) of the Agreement, [the Borrower] [and] [Restricted Subsidiary] hereby irrevocably notifies you that, it accepts offers delivered in response to the Solicited Discount Prepayment Notice having an Offered Discount equal to or less than [    ]% (the “Acceptable Discount”) in an aggregate principal amount not to exceed the Solicited Discount Prepayment Amount.

[The Borrower] [and] [Restricted Subsidiary] expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable, and is subject to the provisions of Section 10.07(l)(iv) of the Agreement.

[The Borrower] [and] [Restricted Subsidiary] request[s] that Administrative Agent promptly notify each of the Lenders party to the Agreement of this Acceptance and Prepayment Notice.

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

QUINTILES TRANSNATIONAL HOLDINGS INC.

By:
Name:
Title:

[[Restricted Subsidiary]

By:
Name:
Title: ]

EXHIBIT O

FORM OF

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	Quintiles Transnational Holdings Inc.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: Credit Agreement, dated as of February 28, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

6. Assigned Interest:

Aggregate Amount of Term Loans for all Lenders	Amount of Term Loans Assigned	Percentage Assigned of Term Loans[9]
$	$	%

[7.	Trade Date: ][10]

[9]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Acknowledged and Accepted:

QUINTILES TRANSNATIONAL HOLDINGS INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 5.05 or 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit G to the Credit Agreement, (vi) if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 10.15 of the Credit Agreement, duly completed and executed by the Assignee; (vii) it is an Affiliated Lender pursuant to Section 10.07(k) of the Credit Agreement; (viii) after giving affect to its purchase and assumption of the Assigned Interest, the aggregate principal amount of all Loans held by Affiliated Lenders will not exceed 25% of the aggregate principal amount of all Loans and Commitments outstanding under the Credit Agreement; and (ix) as of the date hereof, neither the Sponsors nor any of their Affiliates nor any of their respective directors or officers has any material non-public information with respect to the Borrower or any of its Subsidiaries or securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive material non-public information with respect to the Borrower and its Subsidiaries or securities) prior to the date hereof to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to an Affiliated Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and

(ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York.

EXHIBIT P-1

[FORM OF]

SECTION 10.15(a) US TAX CERTIFICATE

(For Non-US Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT entered into as of February 28, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a U.S. trade or business conducted by the undersigned.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment, after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Dated:

EXHIBIT P-2

[FORM OF]

SECTION 10.15(a) US TAX CERTIFICATE

(For Non-US Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT entered into as of February 28, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a U.S. trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment, after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Dated:

EXHIBIT P-3

[FORM OF]

SECTION 10.15(a) US TAX CERTIFICATE

(For Non-US Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT entered into as of February 28, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a U.S. trade or business conducted by the undersigned.

The undersigned has furnished its participating non-US Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-US Lender in writing and (2) the undersigned shall have at all times furnished such non-US Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment, after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Dated:

EXHIBIT P-4

[FORM OF]

SECTION 10.15(a) US TAX CERTIFICATE

(For Non-US Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT entered into as of February 28, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a U.S. trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished its participating non-US Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-US Lender in writing and (2) the undersigned shall have at all times furnished such non-US Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment, after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Dated:

[Signature Page to Solvency Certificate]

EXHIBIT Q

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate is being executed and delivered pursuant to Section 4.01(b)(v) of that certain Credit Agreement dated February 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

I, [                    ], certify that I am the duly appointed, qualified and acting [                    ] of the Borrower, and solely in such capacity and without personal liability, further certify as of the date hereof that the Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions on the date hereof, are Solvent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [                    ] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

QUINTILES TRANSNATIONAL HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Solvency Certificate]